Exhibit 10.2

BACKSTOP PURCHASE AGREEMENT

by and among

AQUILEX ACQUISITION SUB III, LLC

AQUILEX HOLDINGS, LLC,

certain of its Subsidiaries identified as the Aquilex Parties herein,

and the Backstop Parties identified as such herein

Dated as of December 23, 2011

4.	Covenants of the Aquilex Parties		26
	4.1.	Agreement Motion and Agreement Order	26
	4.2.	Rights Offering	26
	4.3.	Conditions Precedent	27
	4.4.	Notification	27
	4.5.	Financial Information	28
	4.6.	Use of Proceeds	28
	4.7.	HSR Act and Foreign Competition Filings	28
	4.8.	Access	29
	4.9.	Amended LLC Agreement	29
	4.10.	Exit Facility	29
	4.11.	DIP Facility	30
	4.12.	Specified Issuances	30
	4.13.	Conduct of the Business	30

5.	Covenants of the Backstop Parties		34
	5.1.	Conditions Precedent	34
	5.2.	HSR Act and Foreign Competition Filings	34
	5.3.	Confidential Information	34
	5.4.	Definitive Documents	35

6.	Conditions to Closing		35
	6.1.	Conditions Precedent to Obligations of the Backstop Parties	35
	6.2.	Conditions Precedent to Obligations of the Company	39

7.	Termination		39

8.	Indemnification		41

9.	Survival of Representations and Warranties		43

10.	Amendments and Waivers		43

11.	Notices, etc.		44

12.	Miscellaneous		45
	12.1.	Assignments	45
	12.2.	Severability	46
	12.3.	Entire Agreement	46
	12.4.	Counterparts	46
	12.5.	Governing Law	46
	12.6.	Submission to Jurisdiction	46
	12.7.	WAIVER OF TRIAL BY JURY	47
	12.8.	Further Assurances	47
	12.9.	Specific Performance	48

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	12.10.	Headings	48
	12.11.	Interpretation; Rules of Construction	48
	12.12.	Several, Not Joint, Obligations	49
	12.13.	Disclosure	49

13.	Definitions		49

EXHIBITS

Exhibit A	Restructuring Term Sheet
Exhibit B	Rights Offering Procedures
Exhibit C	Certain Terms of the Amended LLC Agreement, New Common Units and New Participating Preferred Units
Exhibit D	Certain Terms and Conditions of the Exit Facility
Exhibit E	Certain Terms and Conditions of the DIP Facility

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THIS BACKSTOP PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of December 23, 2011, by and among (a) Aquilex Holdings, LLC, a Delaware limited liability company (as in existence on the date hereof and, to the extent it becomes such, as a debtor-in-possession and a reorganized debtor, as applicable, the “Company”), (b) its immediate parent, Aquilex Acquisition Sub III, LLC, a Delaware limited liability company (“Acquisition Sub III”), (c) each of the Subsidiaries of the Company set forth on Schedule 1(b) hereto under the title “Aquilex Parties” (such Subsidiaries, together with Acquisition Sub III, each as in existence on the date hereof, and, to the extent any of them become such, as a debtor-in possession in the Chapter 11 Cases and as a reorganized debtor, as applicable, together with the Company, each an “Aquilex Party” and, collectively, the “Aquilex Parties”) and (d) each of the undersigned entities and/or their investment advisors, managers, managed funds or accounts, intermediaries or nominees set forth on Schedule 1(c) (each, a “Backstop Party” and, collectively, the “Backstop Parties”). Capitalized terms used in this Agreement are defined in Section 13 or, if not defined therein, shall have the meanings set forth in the Restructuring Support Agreement.

RECITALS

WHEREAS, the Aquilex Parties intend to implement a financial restructuring in accordance with the terms and conditions set forth in the Restructuring Support Agreement (the “Restructuring”) for the existing debt and other obligations of certain of the Aquilex Parties, which Restructuring will be consummated either (a) out-of-court, including pursuant to the Exchange Offer, or, if necessary, (b) by commencing cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to pursue a pre-packaged chapter 11 plan of reorganization (as it may be amended, supplemented or otherwise modified from time to time, together with the Plan Supplement, the “Plan”), consistent in all material respects with the restructuring term sheet attached hereto as Exhibit A (the “Term Sheet”);

WHEREAS, pursuant to the terms of the Restructuring Support Agreement and, if necessary, the Plan, on the Effective Date, the Company will issue New Participating Preferred Units to certain of the lenders, and in satisfaction of the Aquilex Parties’ obligations to such lenders, under the Bridge Facility;

WHEREAS, pursuant to the terms of the Restructuring Support Agreement and, if necessary, the Plan, the Company will conduct a rights offering, on the terms set forth in this Agreement and, if necessary, the Plan (the “Rights Offering”), by distributing to Eligible Noteholders non-transferable, non-certificated rights (“Rights”) to acquire New Participating Preferred Units (the “Rights Offering Units”) for the Exercise Price in the relative amounts and subject to the restrictions set forth in the Restructuring Support Agreement;

WHEREAS, pursuant to the terms of the Restructuring Support Agreement and, if necessary, the Plan, in exchange for each Eligible Noteholder’s Senior Notes or Allowed Noteholder Claims, as applicable, the Company will issue to such Eligible Noteholder New Common Units and the right to participate in the Rights Offering, and in the case of the Plan, the Company will issue New Common Units in exchange for each Holder’s Senior Notes or Allowed Noteholder Claims;

WHEREAS, the aggregate amount of the Rights Offering shall be $80.0 million (the “Aggregate Rights Offering Amount”), and the number of Rights Offering Units shall be equal to the Fully Diluted Unit Number, multiplied by a fraction (A) the numerator of which is equal to the Aggregate Rights Offering Amount and (B) the denominator of which is equal to the Equity Value; and

WHEREAS, in order to facilitate the Rights Offering, pursuant to this Agreement, and subject to the terms, conditions and limitations set forth herein, each of the Backstop Parties, severally and not jointly, has agreed, among other things, to purchase on the Effective Date, and the Company agrees to sell to such Backstop Party on the Effective Date, at the Exercise Price, such Backstop Party’s Total Commitment Percentage of the Rights Offering Units that either (i) have not been subscribed for by Eligible Noteholders by the Rights Offering Deadline or (ii) the Exercise Price for which has not been deposited with the Subscription Agent on or prior to the Rights Offering Payment Date (the “Unsubscribed Units”).

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Aquilex Parties and the Backstop Parties agree as follows.

1. Rights Offering and Backstop.

1.1. The Rights Offering.

(a) The Company will commence the Rights Offering contemporaneously with, and as part of, the Restructuring. The Rights Offering shall be conducted and consummated by and among the Company, the applicable Eligible Noteholders and the Backstop Parties on the terms, subject to the conditions and limitations and in accordance with the procedures set forth on Exhibit B hereto (the “Rights Offering Procedures”).

(b) On the terms, subject to the conditions and limitations, and in reliance on the representations and warranties set forth in this Agreement, each of the Backstop Parties hereby agrees, severally and not jointly, to exercise in full all Rights distributed to such Backstop Party in the Rights Offering on the terms set forth in this Agreement, the Restructuring Support Agreement and the Rights Offering Procedures.

(c) The Company hereby agrees and undertakes to deliver to the Backstop Parties, by facsimile transmission or email, a certification by an executive officer of the Company (including any supporting information reasonably requested by the Backstop Parties) of either (i) a true and accurate calculation of the number of Unsubscribed Units, and the aggregate Exercise Price therefor (a “Purchase Notice”), or (ii) in the absence of any Unsubscribed Units, the fact that there are no Unsubscribed Units and that the Commitments are terminated (a “Satisfaction Notice”), in either case as soon as practicable after the Rights Expiration Date or Rights Offering Funding Deadline, as applicable, and, in any event, at least five (5) Business Days prior to the Effective Date (the date of transmission of receipt of a

Purchase Notice or a Satisfaction Notice, the “Determination Date”). The Purchase Notice or the Satisfaction Notice, as applicable, shall indicate the aggregate Noteholder Cash Option Amount elected in accordance with the Exchange Offer, the Restructuring Support Agreement and, if necessary, the Plan.

1.2. Backstop.

(a) On the terms, subject to the conditions and limitations, and in reliance on the representations and warranties set forth in this Agreement (including, if applicable, the entry of the Agreement Order by the Bankruptcy Court and the Agreement Order becoming a Final Order), each of the Backstop Parties hereby agrees, severally and not jointly, to purchase on the Effective Date, and the Company hereby agrees to sell and issue to such Backstop Party, at the aggregate Exercise Price therefor, its Total Commitment Percentage of all Unsubscribed Units. The Unsubscribed Units that each of the Backstop Parties is required to purchase pursuant to this Section 1.2(a) are referred to herein as such Backstop Party’s “Equity Investor Units.”

(b) On the terms, subject to the conditions and limitations, and in reliance on the representations and warranties set forth in this Agreement (including, if applicable, the entry of the Agreement Order by the Bankruptcy Court and the Agreement Order becoming a Final Order), each of the Backstop Parties hereby agrees, severally and not jointly, to provide, on or prior to the Effective Date, its Total Commitment Percentage of the aggregate amount of cash (the “Noteholder Cash Option Amount”) necessary to fund payments to the holders of Senior Notes that are entitled, or elect, to receive cash in respect of their Senior Notes in accordance with the Exchange Offer, the Restructuring Support Agreement and, if necessary, the Plan, and, in exchange for its portion of such cash amount, each of the Backstop Parties will receive its Total Commitment Percentage of the Noteholder Cash Option Units. For the avoidance of doubt, any such Noteholder Cash Option Units are not and shall not be Unsubscribed Units, and any Unsubscribed Units in respect of any Senior Notes that are cashed out in connection with the Noteholder Cash Option Amount shall remain subject to, and shall be treated in accordance with, Section 1.2(a). “Noteholder Cash Option Units” means an aggregate number of New Participating Preferred Units equal to the Fully Diluted Unit Number, multiplied by a fraction (i) the numerator of which is equal to the Noteholder Cash Option Amount and (ii) the denominator of which is equal to the Equity Value.

(c) In the event that the Restructuring is consummated pursuant to clause (a) of the definition thereof, on the terms, subject to the conditions and limitations, and in reliance on the representations and warranties set forth in this Agreement, each of the Backstop Parties hereby agrees, severally and not jointly, to pay to the Company, on the Effective Date, its Total Commitment Percentage of the aggregate amount of cash (the “Consent Payment Amount”), not to exceed $561,450 in the aggregate without the consent of the Required Backstop Interest (which consent may be withheld in the sole discretion of the Required Backstop Interest), necessary to fund potential cash consent payments by the Company to certain Noteholders not party to the Restructuring Support Agreement in connection with the solicitation of the Noteholders’ (i) consent to the amendment of the Indenture pursuant to the Restructuring and (ii) participation in the Exchange Offer, and, in exchange for its portion of such cash amount, each of the Backstop Parties will receive its Total Commitment Percentage of the Consent Payment Units.

(d) In the event that the Restructuring is consummated pursuant to clause (b) of the definition thereof, on the terms, subject to the conditions and limitations, and in reliance on the representations and warranties set forth in this Agreement (including the entry of the Agreement Order by the Bankruptcy Court and the Agreement Order becoming a Final Order), each of the Backstop Parties hereby agrees, severally and not jointly, to pay to the Company, on the Effective Date, its Total Commitment Percentage of $5.0 million (the “Plan Additional Units Purchase Price”), and in exchange therefor, on the Effective Date the Company will issue to each of the Backstop Parties such Backstop Party’s Total Commitment Percentage of the Plan Additional Units.

(e) In the event that a Backstop Party defaults on its obligation to purchase Unsubscribed Units under Section 1.2(a), Noteholder Cash Option Units under Section 1.2(b), Consent Payment Units under Section 1.2(c) or Plan Additional Units under Section 1.2(d) (in any such case, each such Backstop Party, a “Defaulting Backstop Party” and each such default, a “Backstop Default”), without any action on the part of any party hereto, each Defaulting Backstop Party shall be deemed:

(i) to have elected the Eligible Noteholder Cash Option pursuant to the Restructuring at a price equal to 80% of the price specified for the Eligible Noteholder Cash Option in the Restructuring Support Agreement; and

(ii) to irrevocably waive any right or entitlement to any portion of the Backstop Commitment Fee, and the portion of the Backstop Commitment Fee that had been paid to such Defaulting Backstop Party shall be transferred and assigned to each of the Non-Defaulting Backstop Parties in proportion to the Default Units acquired by such Non-Defaulting Backstop Parties pursuant to Section 1.2(f).

(f) In the event of any Backstop Default, as applicable, all Unsubscribed Units not purchased by the Defaulting Backstop Parties under Section 1.2(a), all Noteholder Cash Option Units not purchased by the Defaulting Backstop Parties under Section 1.2(b), all Consent Payment Units not purchased by the Defaulting Backstop Parties under Section 1.2(c) and all Plan Additional Units not purchased by the Defaulting Backstop Parties under Section 1.2(d) (collectively, all such Units, the “Default Units” and, together with the Equity Investor Units, the “Backstop Units”) shall be allocated among each of the Backstop Parties that is not a Defaulting Backstop Party (each, a “Non-Defaulting Backstop Party”) as follows.

(i) Each Non-Defaulting Backstop Party shall have the right, but not the obligation, to purchase up to a number of Default Units equal to the product of (A) the total number of Default Units multiplied by (B) the Total Commitment Percentage of such Non-Defaulting Backstop Party.

(ii) If any Non-Defaulting Backstop Party does not elect to purchase its full allotment of Default Units in accordance with Section 1.2(f)(i), then each of the Non-Defaulting Backstop Parties that elected to purchase its full allotment of Default Units in accordance with Section 1.2(f)(i) shall have the right, but not the obligation, to purchase up to a number of such remaining Default Units equal to the product of (A) the total number of such remaining Default Units multiplied by (B) the quotient of (1) such Non-Defaulting Backstop Party’s Total Commitment Percentage divided by (2) the Total Commitment Percentages of all the Non-Defaulting Backstop Parties that elected to purchase their full allotment of Default Units in accordance with Section 1.2(f)(i).

(iii) If any Default Units are not elected to be purchased pursuant to Section 1.2(f)(ii), then such Default Units shall continue to be offered iteratively pursuant to Section 1.2(f)(ii) to each Non-Defaulting Backstop Party that continues to elect to purchase its full allotment until (A) all Default Units are elected to be purchased by the Non-Defaulting Backstop Parties or (B) the Non-Default Backstop Parties fail to elect to purchase all of the remaining Default Units.

(iv) In the event that any Default Units have not been purchased after giving effect to application of the provisions of this Section 1.2(f) (including iterative application, if applicable, of Section 1.2(f)(iii) and including, after any or all such applications, if no Non-Defaulting Backstop Parties elect to purchase any Default Units pursuant to this Section 1.2(f)), such Default Units shall be purchased by the Backstop Sponsor. All Default Units shall be purchased by the applicable Non-Defaulting Backstop Party or Backstop Sponsor at the Closing, and the purchase price therefor shall be equal to the Exercise Price.

(g) The closing of the purchase and sale of Units hereunder (the “Closing”) will occur at 10:00 a.m., New York City time, on the Effective Date. At the Closing, (i) each Backstop Party shall pay to the Company an aggregate amount equal to (A) the product of (1) the number of Backstop Units to be purchased by such Backstop Party (as determined by Sections 1.2(a) and 1.2(f) and (2) the Exercise Price plus (B) the portion of the Noteholder Cash Option Amount, Consent Payment Amount, Plan Additional Units Purchase Price and the Cash Flow Shortfall Amount payable by such Backstop Party (as determined by Sections 1.2(b), 1.2(c), 1.2(d) and 1.4, as applicable) by wire transfer of immediately available funds to an account designated by the Company at least two (2) Business Days prior to the anticipated Effective Date, and (ii) the Company shall deliver to each Backstop Party (x) a certificate or certificates duly executed on behalf of the Company registered in the name of such Backstop Party (or its designee) representing the number of Units to be issued to such Backstop Party by the Company pursuant to this Agreement and (y) such other certificates, counterparts to agreements, documents or instruments required to be delivered by the Company to such Backstop Party pursuant to Section 6.1. The agreements, instruments, certificates and other documents to be delivered on the Effective Date by or on behalf of the Company will be delivered to the Backstop Parties at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022 or such other location as may be mutually agreed upon between the Company and the applicable Backstop Parties.

(h) All Units will be delivered free and clear of any and all Encumbrances (except for any restrictions on transfer as may be imposed by applicable Law or in the Amended LLC Agreement), with any and all issue, stamp, transfer or similar taxes or duties payable in connection with such delivery duly paid by the Company.

(i) Anything in this Agreement to the contrary notwithstanding (but without limiting the provisions of Section 12.1), any Backstop Party, in its sole discretion, may designate that some or all of the Units be issued in the name of, and delivered to, one or more Persons to which such Backstop Party would have been entitled to assign, delegate or transfer Assigned Interests pursuant to clause (iii) or (iv) of Section 12.1.

1.3. Backstop Commitment Fee.

(a) To compensate the Backstop Parties for the risk of their undertakings herein, the Aquilex Parties shall pay to the Backstop Parties, in the aggregate and in accordance with the terms of the Restructuring Support Agreement, a backstop commitment fee (the “Backstop Commitment Fee”) in an amount equal to 4.0% of the sum of (i) the Aggregate Rights Offering Amount, (ii) the Noteholder Cash Option Amount, (iii) the Consent Payment Amount and (iv) the Plan Additional Units Purchase Price (in each case, assuming the full exercise of the applicable amounts and assuming, in the case of clause (ii), that 75% of the principal amount of the Senior Notes is held by holders of Senior Notes that are Eligible Holders and 25% of the principal amount of the Senior Notes is held by holders of Senior Notes that are not Eligible Holders), which Backstop Commitment Fee shall be equal to $3,631,753 and paid in the form of an immediate increase, on the date upon which the Company shall have received a fully underwritten commitment agreement for the DIP Facility, in the aggregate principal amount outstanding under the Bridge Facility in an amount equal to the Backstop Commitment Fee; provided that, in the event that any Backstop Party is not a lender under the Bridge Facility as of the date on which the Backstop Commitment Fee is paid, the lenders under the Bridge Facility will agree that the borrowers under the Bridge Facility may, and the Aquilex Parties that are parties to the Bridge Facility shall, issue and deliver notes (or other instruments) under the Bridge Facility to such non-lender Backstop Parties in an amount equal to such non-lender Backstop Party’s Total Commitment Percentage of the Backstop Commitment Fee. Pursuant to the terms of the Restructuring Support Agreement and, if necessary, the Plan, on the Effective Date, the aggregate principal amount outstanding under the Bridge Facility (including the Backstop Commitment Fee), together with all interest accrued thereon (provided that no interest shall accrue on the Backstop Commitment Fee), will be converted into the Bridge Units, which will be issued by the Company on the Effective Date.

(b) The Backstop Commitment Fee (i) shall be deemed earned in full on the date upon which the Company shall have received a fully underwritten commitment agreement for the DIP Facility, (ii) will not be refundable under any circumstance or creditable against any other fee or other amount paid or payable in connection with the Contemplated Transactions or otherwise and (iii) shall be paid without setoff or recoupment and shall not be subject to defense or offset on account of any claim, defense or counterclaim. Subject to Section 1.2(e)(ii), the Backstop Commitment Fee shall be paid to the Backstop Parties in accordance with their respective Total Commitment Percentages. The Backstop Commitment Fee shall be paid without any action required of or entertained by the Bankruptcy Court or any other Person.

(c) The Backstop Commitment Fee shall be, and as of the date upon which the Company shall have received a fully underwritten commitment agreement for the DIP Facility shall be deemed, earned and shall be payable, in each case, without regard to whether the Rights Offering is fully subscribed. The provision for payment of the Backstop Commitment Fee is an integral part of the Contemplated Transactions, and without this provision the Backstop Parties would not have entered into this Agreement.

1.4. Cash Flow Shortfall Adjustment.

(a) At least three (3) Business Days prior to the Effective Date, the Company shall deliver to the Backstop Parties a certificate from the Chief Financial Officer of the Company setting forth the Company’s good faith estimate, as of the Effective Date, calculated both before and after giving effect to the consummation of the Contemplated Transactions (other than the transactions contemplated by this Section 1.4), of the net working capital (including in such calculation all cash and cash equivalents) of the Company and its Subsidiaries on a consolidated basis, determined in accordance with GAAP applied in a manner consistent with the preparation of the Financial Statements.

(b) In the event that the Required Backstop Interest determines in its reasonable discretion, and the Company consents (which consent shall not be unreasonably withheld, conditioned or delayed), that in light of the Company’s working capital and cash position based on the certificate referred to in Section 1.4(a), it would be desirable to provide additional cash resources to the Company, then each of the Backstop Parties shall have the right, but not the obligation, to pay to the Company in cash, on the Effective Date, up to its Total Commitment Percentage of an aggregate amount determined by the Required Backstop Interest (the “Cash Flow Shortfall Amount”), which amount shall not exceed $5,000,000 in the aggregate without the consent of the Company, and, in exchange for the portion of the Cash Flow Shortfall Amount paid by each Backstop Party (such Backstop Party’s “Cash Flow Shortfall Portion”), such Backstop Party will receive an aggregate number of New Participating Preferred Units equal to the Fully Diluted Unit Number, multiplied by a fraction (i) the numerator of which is equal to such Backstop Party’s Cash Flow Shortfall Portion and (ii) the denominator of which is equal to the Equity Value. The aggregate number of New Participating Preferred Units that may be purchased pursuant to this Section 1.4(b) are referred to as “Cash Flow Shortfall Units.”

(c) In the event that any of the Backstop Parties does not elect to fund its entire Total Commitment Percentage of the Cash Flow Shortfall Amount, then the number of Cash Flow Shortfall Units that such Backstop Party could have purchased if it had funded its entire Total Commitment Percentage of the Cash Flow Shortfall Amount (the “Remaining Cash Flow Units”) shall be allocated among the Backstop Parties who wish to commit to purchase such Remaining Cash Flow Units on a pro rata basis based on the respective Total Commitment Percentages of such Backstop Parties.

(d) The purchase and sale of the Cash Flow Shortfall Units, if any, shall take place concurrently with the Closing. Within thirty (30) days following the Closing, the Company shall offer to each Eligible Noteholder that participated in the Rights Offering (other than the Backstop Parties) the opportunity to purchase up to such Eligible Noteholder’s pro rata share (determined on the basis of its participation in the Rights Offering) of additional New

Participating Preferred Units, on the same terms and for the same price as the Cash Flow Shortfall Units, in an aggregate amount equal to the difference between (i) the Cash Flow Shortfall Amount divided by the quotient of (A) the number of Rights Offering Units held by the Backstop Parties, divided by (B) the total number Rights Offering Units outstanding, minus (ii) the Cash Flow Shortfall Amount.

1.5. Transaction Expenses. Whether or not the Contemplated Transactions are consummated, the Aquilex Parties hereby agree to reimburse or pay, as the case may be, all Transaction Expenses as follows: (a) all accrued and unpaid Transaction Expenses incurred up to (and including) the date (the “Execution Date”) this Agreement is duly executed and delivered by the parties hereto (the “Initial Transaction Expenses”) shall be paid in full on the Execution Date, (b) after the Execution Date and prior to the Petition Date, all accrued and unpaid Transaction Expenses shall be paid on a regular and continuing basis promptly (but in any event within ten (10) calendar days) after invoices are presented to the Company, (c) if applicable, after the Petition Date, all accrued and unpaid Transaction Expenses incurred up to (and including) the date of the entry by the Bankruptcy Court of the Agreement Order shall be paid in full on the date of the entry by the Bankruptcy Court of the Agreement Order, (d) if applicable, after the date of the entry by the Bankruptcy Court of the Agreement Order, all accrued and unpaid Transaction Expenses shall be paid on a regular and continuing basis promptly (but in any event within ten (10) calendar days) after invoices are presented to the Company without Bankruptcy Court review or further Bankruptcy Court order, (e) all accrued and unpaid Transaction Expenses shall be paid in full on the Effective Date, and (f) upon termination of this Agreement, all accrued and unpaid Transaction Expenses incurred up to (and including) the date of such termination shall be paid in full promptly (but in any event within ten (10) calendar days) after invoices are presented to the Company without Bankruptcy Court review or further Bankruptcy Court order. All Transaction Expenses of a Backstop Party shall be paid to such Backstop Party (or its designee) in cash by wire transfer of immediately available funds to the account(s) specified by such Backstop Party. The terms set forth in this Section 1.5 shall survive termination of this Agreement and shall remain in full force and effect. The obligations set forth in this Section 1.5 are in addition to, and do not limit, the Aquilex Parties’ obligations under Section 1.3. Amounts required to be paid by the Aquilex Parties pursuant to this Section 1.5 shall constitute allowed administrative expenses under the Bankruptcy Code (which shall be an administrative expense claim of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code).

2. Representations and Warranties of the Aquilex Parties. The Aquilex Parties jointly and severally represent and warrant to the Backstop Parties as set forth below, except as set forth in the Schedules. Except for representations and warranties that are expressly limited as to a particular date, each representation and warranty is made as of the date hereof.

2.1. Organization of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full limited liability company power and authority to conduct its business as it is now conducted. The Company is duly qualified or registered to do business as a foreign entity and is in good standing under the Laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification or registration, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

2.2. Capitalization of the Company. As of the Effective Date, the authorized limited liability company interests of the Company will consist entirely of New Common Units and New Participating Preferred Units, the number of which shall be as set forth in the Amended LLC Agreement of Effective Date Aquilex. As of the Effective Date, the only New Common Units and New Participating Preferred Units that shall be issued and outstanding shall be those New Common Units and New Participating Preferred Units that shall have been issued in accordance with the Restructuring Support Agreement and this Agreement. Except as set forth on Schedule 2.2, as of the Effective Date, there will be no options, warrants, securities or rights that are or may become exercisable or exchangeable for, convertible into, or that otherwise give any Person any right to acquire, shares of capital stock or other securities of the Company or to receive payments based in whole or in part upon the value of the capital stock of the Company, whether pursuant to a phantom stock plan or otherwise. As of the Effective Date, and except as provided hereunder or contemplated by the Restructuring Support Agreement, there will be no Contracts relating to the issuance, grant, sale or transfer of any equity securities, options, warrants, convertible securities or other securities of the Company. Except as contemplated by the Restructuring Support Agreement, as of the Effective Date, there will be no Contracts of the Company to repurchase, redeem or otherwise acquire any of its equity securities, options, warrants, convertible securities or other securities and, other than pursuant to the Amended LLC Agreement, the Company will not have granted any registration rights with respect to any of its securities or any securities of any of its Subsidiaries. As of the Effective Date, all of the outstanding New Common Units and the New Participating Preferred Units (including the Units) will have been duly authorized, validly issued and fully paid, and, assuming the accuracy of the Backstop Parties’ representations and warranties set forth in Section 3, will not be issued in violation of the Securities Act or any other applicable Laws (including state “blue sky” Laws).

2.3. Organization and Capitalization of the Subsidiaries.

(a) Schedule 2.3(a) sets forth the name and jurisdiction of incorporation or organization (as applicable) of each Subsidiary of the Company. Except as set forth on Schedule 2.3(a), the Company or one or more of its Subsidiaries, as the case may be, beneficially owns all of the outstanding shares of capital stock or other equity securities (or any securities convertible into or exercisable for any such securities) of each of its Subsidiaries. Except for the Company’s Subsidiaries and other ownership interests set forth on Schedule 2.3(a), the Company does not have any direct or indirect equity or ownership interest of any corporation, partnership, limited liability company or other Person or business. Neither the Company nor any of its Subsidiaries has any Contract to directly or indirectly acquire any equity or other ownership interest in any Person or business.

(b) Each Subsidiary is a corporation or limited liability company (as applicable), duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization (as applicable), with full corporate or limited liability company (as applicable) power and authority to conduct its business as it is now conducted, and to own or use the properties and assets that it purports to own or use. Each Subsidiary is duly qualified or registered to do business as a foreign corporation or limited liability company (as applicable) and is in good standing under the Laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification or registration, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) All of the outstanding capital stock or other securities of each Subsidiary directly or indirectly owned by the Company have been duly authorized and validly issued and are fully paid and (to the extent applicable) nonassessable and the Company has good and marketable title to such capital stock or other equity securities, free and clear of all Encumbrances, other than Permitted Encumbrances. There are, and there will be on the Effective Date, no options, warrants, securities or rights that are or may become exercisable or exchangeable for, convertible into, or that otherwise give any Person any right to acquire shares of capital stock or other securities of any Subsidiary or to receive payments based in whole or in part upon the value of the capital stock of any Subsidiary, whether pursuant to a phantom stock plan or otherwise. Except as set forth on Schedule 2.3(c), there are no Contracts relating to the issuance, grant, sale or transfer of any equity securities, options, warrants, convertible securities or other securities of any Subsidiary. There are, and there will be on the Effective Date, no outstanding Contracts of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any equity securities, options, warrants, convertible securities or other securities of any Subsidiary and no Subsidiary will have granted any registration rights with respect to any of its securities.

2.4. Authority; No Conflict.

(a) Each Aquilex Party has the requisite corporate or limited liability company (as applicable) power and authority (i) to enter into, execute and deliver this Agreement and the Plan and (ii) to consummate the Contemplated Transactions, and has taken all necessary corporate or limited liability company action required for (x) the due authorization, execution and delivery of this Agreement, (y) the due authorization, execution and filing with the Bankruptcy Court of the Plan and (z) the performance and consummation of the Contemplated Transactions. This Agreement has been duly executed and delivered by each Aquilex Party and, if consummated pursuant to the Plan, subject to the entry of the Confirmation Order, constitutes the legal, valid and binding obligation of each Aquilex Party, enforceable against each Aquilex Party in accordance with its terms. The Plan has been duly executed and delivered by each Aquilex Party and, subject to entry of the Confirmation Order, the Plan constitutes the legal, valid and binding obligation of each Aquilex Party, enforceable against it in accordance with its terms.

(b) Except as set forth on Schedule 2.4(b), neither the execution and delivery of this Agreement or the Plan nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time or both):

(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company or any of its Subsidiaries, or (B) any resolution adopted by the board of directors (or similar governing body) or the equityholders or members of the Company or any of its Subsidiaries;

(ii) contravene, conflict with or result in a violation of any existing Law as in effect on the date of this Agreement or as in effect on the Effective Date to which the Company or any of its Subsidiaries, or any of the properties, assets, rights or interests owned or used by the Company or any of its Subsidiaries, may be subject;

(iii) except in connection with the filing of the Chapter 11 Cases, and any Proceedings related thereto, contravene, conflict with or result in a violation or breach of any provision of, or give rise to any right of termination, acceleration, modification or cancellation under, any Contract to which the Company or any of its Subsidiaries is a party or which any of the Company’s or any of its Subsidiaries’ properties or assets are bound; or

(iv) result in the imposition or creation of any Encumbrance, other than Permitted Encumbrances, upon or with respect to any of the assets, properties, rights or businesses owned or leased by the Company or any of its Subsidiaries;

except, in the case of clauses (ii), (iii) and (iv), where such occurrence, event or result would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) Except (i) as set forth on Schedule 2.4(c), (ii) for any notices, filings or Consents required by the Commission or the Bankruptcy Court and (iii) where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries will be required to give any notice to, make any filing with or obtain any Consent from, any Person (including any Government Body other than the Commission and the Bankruptcy Court) in connection with the execution and delivery of this Agreement or the execution and filing with the Bankruptcy Court of the Plan, or the performance or consummation of any of the Contemplated Transactions.

2.5. Legal Proceedings. Except as set forth on Schedule 2.5, there are no pending, outstanding or, to the Knowledge of the Company, threatened Proceedings (a) that are material to the Company and its Subsidiaries, taken as a whole, and to which the Company or any of its Subsidiaries is a party or to which any property, rights, or interests of any of them is subject, except for, following the Petition Date, claims of creditors or other parties in the Chapter 11 Cases or (b) to which the Company or any of its Subsidiaries is a party that challenge, or that are reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

2.6. Compliance with Laws. The Company and each of its Subsidiaries are in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, and no written notices have been received by, and no written claims have been made against, the Company or any Subsidiary alleging a violation of any such Laws, except, in each case, for any such violations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

2.7. Brokers or Finders. Except for Alvarez & Marsal, LLC, Rothschild Inc., Houlihan Lokey, Inc. and Zolfo Cooper, neither the Company, any of its Subsidiaries nor any of their respective agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement, the Restructuring Support Agreement or the Contemplated Transactions.

2.8. Exemption from Registration. Assuming the accuracy of the Backstop Parties’ representations and warranties set forth in Section 3 and the accuracy of the representations and warranties of the Consenting Noteholders in the Restructuring Support Agreement, the offer, sale and issuance of the Units by the Company in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act.

2.9. Issuance. Subject to the entry of the Agreement Order and the Confirmation Order, the distribution of the Rights, the issuance of the Rights Offering Units pursuant to the Rights Offering, and the issuance of the Units to be issued by the Company to the Backstop Parties hereunder and pursuant to the Restructuring Support Agreement, have been duly and validly authorized and, when (a) the Rights Offering Units are issued and delivered against payment therefor in the Rights Offering and (b) the Units are issued and delivered against payment therefor as provided herein, all such Rights Offering Units and Units will be duly and validly issued, fully paid and free and clear of all taxes, liens, pre-emptive rights, rights of first refusal, subscription and similar rights, except as provided in the Amended LLC Agreement or as set forth in the Term Sheet or Disclosure Statement.

2.10. Bankruptcy Documents and Exchange Act Documents. The Disclosure Statement, the monthly operating reports and the other pleadings filed with the Bankruptcy Court (collectively, the “Bankruptcy Documents”), when filed with the Bankruptcy Court, and the documents filed by the Company under the Exchange Act with the Commission since January 1, 2011 (collectively, the “Exchange Act Documents”), when they became effective or were filed with the Commission, as the case may be, conformed in all material respects, in the case of the Bankruptcy Documents, with the requirements of the Bankruptcy Code, and in the case of the Exchange Act Documents, with the requirements of the Securities Act or the Exchange Act, as applicable, and none of such Bankruptcy Documents or Exchange Act Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

2.11. No Violation or Default. Neither the Company nor any of its Subsidiaries is in violation in any material respect of its Organizational Documents.

2.12. Intellectual Property.

(a) Schedule 2.12 sets forth a true and complete list as of the date hereof of all material IP Rights owned by the Company or any of its Subsidiaries for which registrations or applications for registration are issued to, filed or applied for in the name of the Company or any of its Subsidiaries (“Registered IP Rights”). Except as set forth on Schedule 2.12(a), the Company and its Subsidiaries exclusively own, free and clear of any Encumbrances (other than Permitted Encumbrances), the Registered IP Rights and own or possess adequate rights to use all other material IP Rights used in or necessary for the conduct of their businesses (collectively, “Company IP Rights”), except where the failure to own or possess any such rights would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) To the Knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any IP Rights of any Person in any material manner. To the Knowledge of the Company, since January 1, 2011, neither the Company nor any of its Subsidiaries has received any notice of any claim of infringement, misappropriation or violation of any IP Rights of any Person. Except as set forth in Schedule 2.12(b), to the Knowledge of the Company, since January 1, 2011, no third party has materially infringed, misappropriated or otherwise violated any Company IP Rights, and the Company is not aware of any facts indicating the likelihood of any of the foregoing or of any current or anticipated claims against a third party relating to the foregoing, except where such infringement, misappropriation or violation (or the likelihood thereof) would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) As of the date hereof, none of the Company IP Rights owned by the Company or any of its Subsidiaries has been adjudged invalid or unenforceable in an Order, nor, to the Knowledge of the Company, has any Person challenged since January 1, 2011, the validity or enforceability of such rights. The Company and its Subsidiaries have, as of the date hereof, paid all necessary maintenance fees and filed all necessary documents necessary for the purpose of maintaining all Registered IP Rights in full force and effect and used such efforts to maintain the secrecy of its Trade Secrets that are reasonable within the industry in which the Company and its Subsidiaries operate.

(d) Except as set forth on Schedule 2.12(d), the Company and its Subsidiaries have complied with and do comply with, in all material respects, their own rules, policies and procedures, relating to privacy, collection, storage, onward transfer and use of any personally identifiable information or other financial information of all users and customers that is collected, used, or held for use by the Company or its Subsidiaries, and no written claims have been asserted or, to the Knowledge of the Company, threatened, against the Company or its Subsidiaries by any third party alleging a violation of any of the foregoing, except where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect.

2.13. Licenses and Permits. The Company and its Subsidiaries possess all licenses, certificates, permits and other authorizations issued by, have made all declarations, payments and filings with, and have given all notices to, the appropriate Governmental Bodies that are necessary or required for the ownership or lease of their respective properties or assets, or the conduct of their respective businesses, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received written notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course. All of such licenses, certificates, permits or authorizations are in full force and effect and will continue to be in full force and effect following the Effective Time without requiring the consent or approval of any Person, except where the failure to obtain such approval or consent would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

2.14. Environmental Matters. Except as set forth on Schedule 2.14, the Company and its Subsidiaries: (i) are and have been in material compliance with any and all applicable Environmental Laws; (ii) have received and are and have been in material compliance with all permits, licenses or consents required of them under applicable Environmental Laws to conduct their respective businesses or occupy their respective facilities; (iii) have no Knowledge of and have not received any notice, report, order, directive or other information regarding (A) any violation of, or liability under, any Environmental Law or (B) any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances, petroleum products, asbestos, asbestos-containing material, or any other wastes, pollutants or contaminants; (iv) are not subject to any Proceedings or Orders under any Environmental Laws and have no Knowledge of any threatened Proceedings or Orders under any Environmental Laws; (v) have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including any hazardous substance, or owned or operated any property or facility which is or has been contaminated by any such substance, as would give rise to any material current or future liabilities under any Environmental Laws; (vi) have no Knowledge of any products manufactured, sold or distributed by the Company or any of its Subsidiaries containing a material amount of asbestos; (vii) have not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability of any other Person relating to Environmental Laws; and (viii) have provided to the Backstop Parties all material environmental audits, reports and other material environmental documents relating to their or their predecessors’ or Affiliates’ past or current properties, facilities or operations that are in their possession, custody or control. Notwithstanding any other provision of this Agreement, this Section 2.14 contains the only representations and warranties that relate to environmental matters and Environmental Laws.

2.15. Employee Benefit Plans.

(a) Schedule 2.15(a) sets forth a complete and correct list of each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), each other plan, program or agreement providing equity or equity-based compensation, deferred compensation, bonus or incentive compensation, severance, separation, change-of-control, pension, welfare benefit, disability, life insurance, sick leave, vacation pay, salary continuation and educational assistance, in each case, as to which the Company and its Subsidiaries have any material liability (contingent or otherwise) for current or former employees of the Company and its Subsidiaries, other than (i) any employment or severance agreement that is not a Material Contract, (ii) any governmental plan or program or statutorily required benefit arrangements, or (iii) individual grant agreements (each, other than (i), (ii) and (iii), a “Company Benefit Plan”). Except as set forth on Schedule 2.15(a), none of the Company Benefit Plans is a “multiemployer plan” (as defined in Section 3(37) of ERISA (a “Company Multiemployer Plan”)), is or was subject to Sections 4063 or 4064 of ERISA, or is subject to Title IV of ERISA.

(b) Except (i) for any noncompliance required in order to comply with the Bankruptcy Code or (ii) as would not reasonably be expected to result in a Material Adverse Effect, each Company Benefit Plan (other than any Company Multiemployer Plan) has been maintained, funded and administered in compliance with its terms and the requirements of any applicable Law, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the “Code”).

(c) To the Knowledge of the Company, with respect to each Company Benefit Plan, (i) neither the Company nor any of its Subsidiaries has engaged in a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code (excluding transactions effected pursuant to a statutory or administrative exemption) which could reasonably be expected to subject the Company or any of its Subsidiaries, directly or indirectly, to any material liability, and (ii) none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any fiduciary (as defined in Section 3(21) of ERISA) has breached a fiduciary duty imposed upon the fiduciary under Title I of ERISA which could reasonably be expected to subject the Company or any of its Subsidiaries, directly or indirectly, to any material liability.

(d) True, correct and complete copies of the following documents, as described on Schedule 2.15(d), as applicable, with respect to each of the Company Benefit Plans (other than a Company Multiemployer Plan), have been made available to the Backstop

Parties: (i) any plans and related trust documents, and all amendments thereto; (ii) the most recent Form 5500 and schedules thereto; (iii) the most recent financial statement and actuarial valuation; (iv) the most recent IRS determination letter; and (v) the most recent summary plan description.

(e) Except as set forth on Schedule 2.15(e), neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions, either alone or together with another event, will (i) result in any payment (including severance, unemployment compensation, golden parachute, forgiveness of Indebtedness or otherwise) becoming due under any Company Benefit Plan (other than any Company Multiemployer Plan), whether or not such payment is contingent, (ii) increase any benefits or compensation otherwise payable under any Company Benefit Plan (other than any Company Multiemployer Plan) or (iii) result in the acceleration of the time of payment, vesting or funding of any benefits or compensation under any Company Benefit Plan (other than any Company Multiemployer Plan).

(f) Each Company Benefit Plan (other than any Company Multiemployer Plan) intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such Company Benefit Plan as to its qualified status under the Code, and, to the Knowledge of the Company, no fact or event has occurred that could reasonably be expected to result in the revocation of the qualified status of any such Company Benefit Plan.

(g) Except as set forth on Schedule 2.15(g), none of the Company Benefit Plans (other than any of the Company Multiemployer Plans) provide for post-retirement medical or life insurance benefit coverage for any current or former employees of the Company or any of its Subsidiaries, except (i) as may be required under applicable Law, (ii) a medical reimbursement account plan pursuant to Section 125 of the Code, or (iii) through the last day of the calendar month in which the participant’s employment with the Company or any Subsidiary terminates.

(h) Except as set forth on Schedule 2.15(h), neither the Company or any of its Subsidiaries nor any entity which is considered on employer with the Company under Section 4001 of ERISA of Section 414 of the Code (and “ERISA Affiliate”) maintains or has a material obligation to contribute to or has within the past six years maintained or had a material obligation to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA that is subject to Subtitle E of Title IV of ERISA (each, a “Multiemployer Pension Plan”). The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to any such Multiemployer Pension Plan (regardless of whether based on contributions of an ERISA Affiliate) and, to the Knowledge of the Company, all Multiemployer Pension Plans are “Building and Construction Industry” pension plans within the meaning of Section 4203(b) of Title IV of ERISA.

2.16. Material Contracts.

(a) Schedule 2.16(a) sets forth a true and complete list (including a summary of material terms for any oral Contract) of each Contract of the Company or any of its Subsidiaries currently in effect which by its terms:

(i) is a Contract with one of (A) the Company’s twenty-four (24) largest suppliers based on total cost of products or services purchased by the Company and its Subsidiaries for the Specialty Repair and Overhaul business or (B) the Company’s fifteen (15) largest suppliers based on total cost of products or services purchased by the Company and its Subsidiaries for the Industrial Cleaning business in the twelve (12) months ended July 31, 2011;

(ii) is a Contract with one of (A) the Company’s or its Subsidiaries’ twenty (20) largest customers based on total sales for each of the Specialty Repair and Overhaul business and (B) the Company’s twenty (20) largest customers based on total sales for the Company and its Subsidiaries for the Industrial Cleaning business in the twelve (12) months ended July 31, 2011;

(iii) is a note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person or other Indebtedness, except for (A) the Senior Notes, (B) the First Lien Credit Agreement and (C) the Bridge Facility;

(iv) limits or purports to limit the ability of the Company or any of its Subsidiaries to compete in any line of business or in any geographic area;

(v) requires any capital commitment or capital expenditure, individually or in the aggregate, by the Company or its Subsidiaries of greater than $1,000,000;

(vi) relates to the acquisition or disposition of any business or assets or under which the Company or any of its Subsidiaries has any future liability greater than $100,000 with respect to an “earn–out”, contingent purchase price, deferred purchase price or similar contingent payment obligation, or any indemnification obligation;

(vii) reflects any partnership, joint venture, limited liability company or similar agreement or arrangement (other than the Organizational Documents of the Company or any of its Subsidiaries);

(viii) provides for change in control payments (other than any Company Benefit Plan) of more than $100,000;

(ix) relates to the licensing of material IP Rights involving annual payments in excess of $100,000 (other than commercial off-the-shelf software licenses with annual license fees of less than $100,000);

(x) provides for the employment, severance or retention of any current employee, officer or director of the Company or any of its Subsidiaries with annual salary or severance in excess of $100,000; or

(xi) is a collective bargaining agreement, works council or similar agreement with any labor organization representing employees of the Company or any of its Subsidiaries (the types of Contracts described in clauses (i) through (xi), “Material Contracts”).

(b) True and complete copies of all Material Contracts have previously been made available to the Backstop Parties. Each Material Contract is in full force and effect and is valid, binding and enforceable against the Company or its applicable Subsidiary and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity. Other than in connection with the filing of the Chapter 11 Cases and any Proceedings related thereto, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to such Material Contracts is in material breach of or default under any obligation thereunder or has given notice of default to any other party thereunder, except for breaches and defaults that would not reasonably be expected to result in a Material Adverse Effect.

2.17. No Unlawful Payments. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any current or former director, officer or employee of the Company or any of its Subsidiaries has, directly or indirectly: (a) offered, paid, delivered or otherwise used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (b) offered, delivered or made any direct or indirect unlawful payment to any official or employee of a Governmental Body; (c) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or any comparable legislation applicable under foreign Law; or (d) offered, delivered, made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

2.18. No Restrictions on Subsidiaries. Other than pursuant to (a) the Senior Notes, (b) the First Lien Credit Agreement and (c) the Bridge Facility, and subject to the Bankruptcy Code, no Subsidiary of the Company is prohibited or otherwise restricted, directly or indirectly, under any agreement, instrument or other Contract from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock or other securities, from repaying any loans or advances to such Subsidiary from the Company or any other Subsidiary, or from transferring any of such Subsidiary’s properties or assets to the Company or any other Subsidiary.

2.19. Absence of Certain Changes or Events. Since September 30, 2011, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practices (other than in connection with the Restructuring as disclosed in filings by any of the Aquilex Parties with the Commission on or after September 30, 2011, and prior to the date hereof) and, except as set forth on Schedule 2.19, there has been no:

(a) Material Adverse Effect;

(b) discharge or satisfaction of any material lien or discharge or satisfaction of any material obligation other than current liabilities in the ordinary course of business consistent with past practices;

(c) (i) disposition of any material items of real or personal, tangible or intangible, property or asset (other than sales of inventory in the ordinary course of business consistent with past practices), or mortgaging, pledging or otherwise encumbering or subjecting to any Lien any such property or asset, by any Subsidiary; or (ii) material capital investment in, any material loan to, or any material acquisition of the securities or assets of, any other Person (or series of related material capital investments, loans or acquisitions);

(d) material change in the accounting methods (including assumptions underlying estimates of reserves for inventory and accounts receivable and accruals for liabilities) of any of the Subsidiaries, other than as required by GAAP;

(e) material damage, destruction or loss (whether or not covered by insurance) to the Tangible Property of any Subsidiary;

(f) other than in the ordinary course of business or as required by Law, (i) adoption of, entry into or amendment, termination or cancellation of any Company Benefit Plan, (ii) increase, or agreement to any increase, in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director or management level employee with an annual salary as of the date hereof in excess of $200,000, or (iii) entry into, termination or cancellation of any collective bargaining agreement, works council or similar agreement with any labor organization representing employees of the Company or any of its Subsidiaries;

(g) incurrence, assumption or guarantee of any Indebtedness for borrowed money, other than (i) the Bridge Facility, (ii) intercompany borrowings or (iii) borrowings under a revolving credit facility to fund working capital needs in the ordinary course of business;

(h) making of any loans or advances to any Person or making of any capital expenditures or commitments therefor, in each case, in excess of $500,000, other than in the ordinary course of business;

(i) amendment to or restatement of any of the organizational documents of any of the Subsidiaries;

(j) making of or change to any material election, change to any material annual accounting period, adoption of or change to any material method of accounting, filing of any material amended tax return, entry into any material closing agreement, settlement of any material claim or assessment, surrender of any right to claim a material refund, consent to any extension or waiver of the limitations period applicable to any material claim or assessment (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business), in each case, with respect to taxes;

(k) waiver or cancellation by any Subsidiary of any debt, claims or rights involving in excess of $500,000; or

(l) agreement or commitment to do any of the foregoing.

2.20. Title to Property; Leases.

(a) Owned Real Property. Subject to entry of the Confirmation Order on the Effective Date, the Company and each of its Subsidiaries will have good, valid and marketable indefeasible title to the Owned Real Property identified on Schedule 2.20(a), free and clear of all Encumbrances, other than Permitted Encumbrances. With respect to the Owned Real Property: (i) except as set forth on Schedule 2.20(a), the Company or its Subsidiaries has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, other than Permitted Encumbrances; and (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b) Leased Real Property. Subject to entry of the Confirmation Order on the Effective Date, Schedule 2.20(b) sets forth the address of each Leased Real Property and, with respect to the Leased Real Property that is material, a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Real Property (the “Material Leases”). The Company has delivered or made available to the Backstop Parties true and complete copies of the Material Leases. Except as set forth on Schedule 2.20(b) (and subject to entry of the Confirmation Order on the Effective Date), with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity; (ii) the Company’s or Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed in any material respect, and to the Knowledge of the Company, there are no material disputes with respect to such Lease; (iii) except with respect to the filing of the Chapter 11 Cases, neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any other party to the Lease, is in breach or default under such Lease; (iv) no security deposit or portion thereof deposited with respect such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (v) neither the Company nor Subsidiary owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; and (vi) neither the Company nor Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

(c) Real Property Used in the Business. The Owned Real Property identified on Schedule 2.20(a) and Leased Real Property identified on Schedule 2.20(b) (collectively, the “Real Property”), comprise all of the real property used in, or otherwise related to, the business of the Company and its Subsidiaries, except to the extent the Company and its Subsidiaries perform services on the real property of their customers.

2.21. Financial Statements. Each of (i) the audited consolidated balance sheet of the Company as of December 31, 2010 and 2009, and the related consolidated statements of operations and cash flows for the twelve-month periods then ended, included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2010 (the “Audited Financial Statements”), and (ii) the condensed consolidated balance sheet of the Company as of September 30, 2011, and the related condensed consolidated statements of operations and cash flows for the three month and nine month periods then ended, included in the Quarterly Report on Form 10-Q of the Company for the quarter ended September 30, 2011 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”), (a) comply as to form in all material respects with applicable accounting requirements and published rules and regulations of the Commission with respect thereto; (b) have been prepared in accordance with GAAP (subject, in the case of the Unaudited Financial Statements to normal recurring year-end adjustments and the absence of footnotes); and (c) present fairly in all material respects the consolidated financial position and results of operations and cash flows (as applicable) of the Company and its Subsidiaries on a consolidated basis as of the respective dates thereof and for the periods referred to therein. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) of a type normally reflected on a balance sheet prepared in accordance with GAAP, other than for liabilities and obligations (i) reflected on the face of the consolidated balance sheet included in the Financial Statements, (ii) that were incurred after December 31, 2010 in the ordinary course of business consistent with past practice and that are not, individually or in the aggregate, material to the Company or any of its Subsidiaries or (iii) set forth on Schedule 2.21.

2.22. Tax Matters. Except as set forth on Schedule 2.22:

(a) (i) All material tax returns required to be filed by or on behalf of the Company or any of its Subsidiaries, or any Affiliated Group of which the Company or any of its Subsidiaries is or was a member, have been properly prepared in all material respects and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such tax returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings); (ii) all material taxes payable by or on behalf of the Company or any of its Subsidiaries either directly, as part of the consolidated tax return of another taxpayer, or otherwise, have been fully and timely paid; and (iii) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of a material amount of taxes (including any applicable statute of limitation), has been executed or filed with the IRS or any other taxing authority by or on behalf of the Company or any of its Subsidiaries (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business).

(b) All material deficiencies asserted or assessments made in writing as a result of any examinations by the IRS or any other taxing authority of the tax returns of or covering or including the Company or any of its Subsidiaries have been fully paid, and, to the Knowledge of the Company, there are no other audits or investigations by any taxing authority in progress with respect to the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries received written notice from any taxing authority that it intends to conduct such an audit or investigation.

2.23. Labor and Employment Compliance. Except as set forth on Schedule 2.23:

(a) The Company and each of its Subsidiaries is in compliance with all applicable Laws respecting employment practices and the employment of labor, including those related to wages and hours, worker classification (including the proper classification of independent contractors and consultants), tax withholding, collective bargaining, unemployment insurance, workers’ compensation, immigration, harassment and discrimination, disability rights and benefits, affirmative action, employee layoffs and pay equity, except where the failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect.

(b) There is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging a violation of any labor or employment Law that is before any Governmental Body or arbitrator, except for such Proceedings (or threatened Proceedings) that, if adversely determined, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) No trade union or other labor organization is the collective bargaining representative of any employees of the Company or any of its Subsidiaries.

(d) To the Knowledge of the Company, no union organizing or decertification activities are underway or threatened at the Company or any of its Subsidiaries.

(e) There is not presently pending, and for the previous three (3) years there has not been, any material labor strike, lockout, slow-down, work stoppage or other material labor dispute against or affecting the Company or any of its Subsidiaries.

(f) As of the date hereof, no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries.

(g) With respect to this transaction, any notice required by any Law or collective bargaining agreement has been or prior to the Closing will be provided, and any bargaining obligations required by Law have been or prior to the Closing will be satisfied.

(h) Within the ninety (90) days prior to the Closing, neither the Company nor any of its Subsidiaries have implemented any employee layoffs that would result in an obligation to give notice before Closing under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state or local Law.

2.24. Arm’s Length. The Aquilex Parties acknowledge and agree that the Backstop Parties are acting solely in the capacity of arm’s length contractual counterparties to the Company with respect to the

Contemplated Transactions (including in connection with determining the terms of the Rights Offering) and not as financial advisors or fiduciaries to, or agents of, the Company or any other Person. Additionally, the Backstop Parties are not advising the Company or any other Person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the Contemplated Transactions, and the Backstop Parties shall have no responsibility or liability to the Company with respect thereto. Any review by the Backstop Parties of the Company, the Contemplated Transactions or other matters relating to the Contemplated Transactions will be performed solely for the benefit of the Backstop Parties and shall not be on behalf of the Company.

2.25. No Inconsistent Transaction. None of the Aquilex Parties, or any of their respective Affiliates, or, to the Knowledge of the Company, any Person acting on their behalf, is party to any Contract or other binding commitment to pursue, implement or effectuate any Inconsistent Transaction, or any discussions, plans, efforts, negotiations, or activities related to any transaction, which if consummated, would be an Inconsistent Transaction.

2.26. Investment Company Act. Neither the Company nor any Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

2.27. Accounting Controls. The Company and its Subsidiaries maintain a system of internal accounting controls (as such term is defined in Rule 13a-15 under the Exchange Act) sufficient to provide assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.28. Insurance. Schedule 2.28 sets forth a description of all insurance maintained by or on behalf of the Company and its Subsidiaries as of the date hereof, and such policies are in full force and effect and will continue to be in full force and effect following the Effective Date. As of the date hereof, all premiums due and payable in respect of such insurance have been paid. The Company reasonably believes that the insurance maintained by or on behalf of the Company and its Subsidiaries is adequate in all material respects. As of the date hereof, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received written notice from any insurer or agent of such insurer with respect to any of such policies of cancellation or termination of such policies.

2.29. Transactions with Related Parties. Except as set forth in Schedule 2.29, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any executive officer, director or Affiliate of the Company or any of its Subsidiaries, or any Affiliate, relative or spouse of any such officer, director or Affiliate or any greater than 5% equityholder of the Company or and any other Person of which any of the foregoing Persons directly or indirectly owns any equity interest, on the other hand, except with respect to compensation and benefits for services rendered by employees in the ordinary course of employment.

3. Representations and Warranties of the Backstop Parties. Each Backstop Party, severally and not jointly, hereby represents and warrants to the Company as set forth below. Except for representations and warranties that are expressly limited as to a particular date, each representation and warranty is made as of the date hereof.

3.1. Organization of Such Backstop Party. Such Backstop Party is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization (as applicable), with full corporate, partnership or limited liability company (as applicable) power and authority to conduct its business as it is now or currently proposed to be conducted, and to own or use the properties and assets that it purports to own or use.

3.2. Authority; No Conflict.

(a) Such Backstop Party has the requisite corporate, partnership or limited liability company (as applicable) power and authority to enter into, execute and deliver this Agreement and to consummate the Contemplated Transactions, and has taken all necessary corporate, partnership or limited liability company (as applicable) action required for the due authorization, execution and delivery of this Agreement and the consummation of the Contemplated Transactions. This Agreement has been duly executed and delivered by such Backstop Party, and this Agreement constitutes the legal, valid and binding obligation of such Backstop Party, enforceable against such Backstop Party in accordance with its terms.

(b) Neither the execution and delivery by such Backstop Party of this Agreement nor the consummation or performance on the part of such Backstop Party of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time or both):

(i) contravene, conflict with, or result in a violation of (1) any provision of the Organizational Documents of such Backstop Party, or (2) any resolution adopted by the board of directors (or similar governing body) or the stockholders (or members or partners, as applicable) of any such Backstop Party; or

(ii) contravene, conflict with or result in a violation of any existing Law as in effect on the date of this Agreement or as in effect on the Effective Date to which such Backstop Party, or any of the properties, assets, rights or interests owned or used by such Backstop Party, may be subject.

except, in the case of clause (ii), where such occurrence, event or result would not reasonably be expected to prohibit, materially delay or materially and adversely impact such Backstop Party’s performance of its obligations under this Agreement.

(c) Except (i) for Consents that have been obtained, notices which have been given and filings which have been made, (ii) where the failure to give any notice, obtain any Consent or make any filing would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of any of the Contemplated Transactions and (iii) compliance with any foreign competition Laws, if required, such Backstop Party is not and will not be required to give any notice to, make any filing with (including any filing under the HSR Act) or obtain any Consent from, any Person in connection with the execution and delivery by such Backstop Party of this Agreement or the consummation or performance by such Backstop Party of any of the Contemplated Transactions.

3.3. Units Not Registered. Such Backstop Party understands that the Units have not been registered under the Securities Act. Such Backstop Party also understands that the Units are, to the extent not acquired pursuant to section 1145 of the Bankruptcy Code, being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Backstop Party’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available.

3.4. Acquisition for Own Account. Such Backstop Party is acquiring the Units for its own account (or for the accounts for which it is acting as investment advisor or manager) for investment and not with a present view toward distribution, within the meaning of the Securities Act.

3.5. Accredited Investor. Such Backstop Party is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act and has such knowledge and experience in financial and business matters that such Backstop Party is capable of evaluating the merits and risks of its investment in the Units. Such Backstop Party understands and is able to bear any economic risks with such investment.

3.6. Brokers or Finders. Except as set forth on Schedule 3.6, such Backstop Party has not, and its agents have not, incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement, for which the Company may be liable.

3.7. Legal Proceedings. There is no pending, outstanding or, to the knowledge of such Backstop Party, threatened Proceedings against such Backstop Party that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions, which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of such Backstop Party to consummate the Contemplated Transactions.

Anything herein to the contrary notwithstanding, nothing contained in any of the representations, warranties or acknowledgments made by any Backstop Party in this Section 3 or elsewhere in this Agreement will operate to modify or limit in any respect the representations and warranties of the Company or to relieve the Company from any obligations to the Backstop Parties for breach thereof or the making of misleading statements or the omission of material facts in connection with the Contemplated Transactions.

4. Covenants of the Aquilex Parties. The Aquilex Parties hereby agree with the Backstop Parties as set forth in this Section 4.

4.1. Agreement Motion and Agreement Order. On the Petition Date, the Aquilex Parties shall file the Agreement Motion seeking the Agreement Order, in each case, in form and substance reasonably acceptable to the Required Backstop Interest, approving the assumption of this Agreement by the Aquilex Parties that are debtors in the Chapter 11 Cases, and the consummation of the Contemplated Transactions, including the payment by the Aquilex Parties of the Backstop Commitment Fee and the Transaction Expenses on the terms set forth herein, and the indemnification provisions in favor of the Indemnified Parties set forth herein; provided that the signature pages, exhibits and schedules to any copy of this Agreement that is filed with the Bankruptcy Court shall, subject to Bankruptcy Court approval, be subject to redaction as the Backstop Parties determine to be reasonably necessary and appropriate, including redacting the names of the Backstop Parties and the Total Commitment Percentage and the Backstop Investment Amount of each Backstop Party. The Aquilex Parties agree that they shall use their commercially reasonable efforts to (a) obtain a waiver of Bankruptcy Rule 6004(h) and request that the Agreement Order be effective immediately upon its entry by the Bankruptcy Court, which Agreement Order shall not be revised, modified or amended by the Confirmation Order or any other further order of the Bankruptcy Court, (b) fully support the Agreement Motion and any application seeking Bankruptcy Court approval and authorization to pay the fees and expenses under this Agreement, including the Transaction Expenses and the Backstop Commitment Fee, as an administrative expense of the Aquilex Parties’ estates, and (c) obtain approval of the Agreement Order on the Petition Date or as soon as practicable thereafter.

4.2. Rights Offering. The Aquilex Parties shall, following preparation thereof, promptly provide copies of drafts of all documents, instruments, agreements and other materials to be entered into, delivered, distributed or otherwise used in connection with the Rights Offering (the “Rights Offering Documentation”) for review and comment by, and reasonable approval of, the Required

Backstop Interest. The Agreement Order shall include provisions expressly approving the Rights Offering Documentation. No Rights Offering Documentation shall be entered into, delivered, distributed or otherwise used without the prior written consent of the Required Backstop Interest, which consent shall not be unreasonably withheld, conditioned or delayed.

4.3. Conditions Precedent. The Aquilex Parties shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Section 6.1 and to procure and obtain all Consents, authorizations and waivers of, make all filings with, and give all notices to, third parties (including Governmental Bodies) that may be necessary or required on its part in order to effect the Contemplated Transactions.

4.4. Notification.

(a) The Aquilex Parties shall on request by any of the Backstop Parties and, if not requested, no less frequently than every two (2) Business Days, notify the Backstop Parties, or cause the applicable subscription agent for the Rights Offering (the “Subscription Agent”) to notify the Backstop Parties, of the aggregate Noteholder Cash Option Amount and the aggregate number of Rights exercised pursuant to the Rights Offering or Restructuring, in each case, to the extent known by the Company or the Subscription Agent as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be.

(b) In the event that the Company or any of its Subsidiaries or Representatives receives a written proposal or offer (binding or nonbinding) with respect to any Inconsistent Transaction, the Company shall provide the Backstop Parties with written notice thereof within forty-eight (48) hours and such notice shall include a summary of the material terms of such proposal or offer, including economic terms and the conditions to entering into definitive documentation with respect to such proposed Inconsistent Transaction, including the identity of all parties and financing sources involved in or making such proposal or offer.

(c) Between the date hereof and the Effective Date, the Aquilex Parties shall provide prompt written notice to the Backstop Parties of (i) the occurrence, or failure to occur, of any event of which any of the Aquilex Parties is aware which occurrence or failure would be likely to cause (A) any representation or warranty of any of the Aquilex Parties contained in this Agreement to be untrue or inaccurate in any material respect, (B) any covenant of any of the Aquilex Parties contained in this Agreement not to be complied with or satisfied in all material respects or (C) any condition precedent contained in the Plan or this Agreement not to occur or become impossible to satisfy, (ii) receipt of any written notice from any third party alleging that the Consent of such party is or may be required in connection with the Contemplated Transactions, (iii) any notice or other communication from any Governmental Body in connection with this Agreement or the Contemplated Transactions, (iv) any Proceeding commenced or, to the Knowledge of the Company, threatened, against any of the Company or its Subsidiaries relating to or involving the Contemplated Transactions, and (v) any failure of any of the Aquilex Parties to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(d) The Company shall provide draft copies of all Exchange Act Documents the Company intends to file with the Commission to counsel to the Backstop Parties at least three (3) Business Days prior to the date when the Company intends to file such document and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing with the Commission.

4.5. Financial Information. For each month, beginning December 2011 until the Effective Date, the Company shall provide to the Backstop Parties an unaudited consolidated balance sheet and related unaudited consolidated statements of operations and consolidated statements of cash flows for the month then ended (the “Monthly Financial Statements”) and the Management Business Reviews (“MBRs”) for each segment of the business of the Company and its Subsidiaries, in each case, promptly after such materials are available to the Company and in any event within the earlier of (a) thirty (30) calendar days following the last day of such month and (b) if applicable, when such materials are provided to the lenders under the Bridge Facility; provided that the Company shall not provide the Monthly Financial Statements or MBRs to any Backstop Party that has notified the Company in writing that such Backstop Party desires not to receive any Monthly Financial Statements or MBRs (unless and until such Backstop Party revokes in writing any such written notice). The Monthly Financial Statements, except as indicated therein and except for the absence of footnotes, shall be prepared in accordance with GAAP and shall fairly present in all material respects the consolidated financial position, consolidated results of operations and consolidated cash flows of the Company and its Subsidiaries as of the dates indicated and for the periods specified, subject to year-end adjustments.

4.6. Use of Proceeds. The Aquilex Parties shall apply the net proceeds from the sale of the Rights Offering Units from the Rights Offering and the sale of the Units pursuant to this Agreement in accordance with the terms of the Restructuring Support Agreement, including, if applicable, to fund the payment of claims and administrative claims as provided in the Plan and the Disclosure Statement.

4.7. HSR Act and Foreign Competition Filings. The Aquilex Parties shall use their commercially reasonable efforts to prepare and file as soon as reasonably practicable all necessary documentation and effect all applications that are necessary or advisable under the HSR Act or any applicable foreign competition Laws so that all applicable waiting periods shall have expired or been terminated thereunder with respect to the purchase of Units hereunder, the issuance and purchase of Rights Offering Units in connection with the Rights Offering or any of the other Contemplated Transactions in time for such transactions to be consummated within the timeframes contemplated, and not take any action, or fail to take any action, that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the Contemplated Transactions. Without limiting the provisions of Section 1.5, the Aquilex Parties shall bear all filing fees incurred by the Aquilex Parties and the Backstop Parties in connection with any filing under the HSR Act or applicable foreign competition Laws.

4.8. Access. Promptly following the Execution Date, each of the Aquilex Parties will, and will use commercially reasonable efforts to cause its employees, officers, directors, accountants, attorneys and other advisors (collectively, “Representatives”) to, provide each of the Backstop Parties and its Representatives with reasonable access, upon reasonable prior notice, and without disruption to the conduct of the Company’s business, during normal business hours, to officers, executive management employees and other Representatives of any of the Company and any of its Subsidiaries, including telephone conferences as contemplated by the Restructuring Support Agreement, and to books, records and facilities and any other material information concerning the business and operations of any of the Company and its Subsidiaries as any of the Backstop Parties or any of its Representatives may reasonably request for the purpose of evaluating the Company’s business plans and participating in the planning process with respect to the Restructuring Transactions.

4.9. Amended LLC Agreement. No later than the Effective Date, the Company shall execute and deliver the Amended LLC Agreement.

4.10. Exit Facility. The Aquilex Parties shall use their commercially reasonable efforts, at the sole cost and expense of the Aquilex Parties, to take all commercially reasonable actions to enter into and consummate (and secure on or prior to the Effective Date the financing contemplated by) the Exit Facility, including by using their commercially reasonable efforts to (a) negotiate, execute and deliver the Exit Facility Documentation (as defined below) and (b) satisfy all conditions in the Exit Facility Documentation. The Aquilex Parties shall promptly provide copies of all drafts and final execution copies of all documents, instruments, agreements and other materials to be entered into, delivered or otherwise used in connection with the Exit Facility (the “Exit Facility Documentation”) for review and comment by, and the reasonable approval of, the Required Backstop Interest. No Exit Facility Documentation shall be entered into, delivered, distributed or otherwise used without the prior written consent of the Required Backstop Interest, which consent shall not be unreasonably withheld, conditioned or delayed. The Aquilex Parties shall comply in all material respects, in a timely manner, with all of the terms, conditions and covenants contained in the Exit Facility Documentation. The Exit Facility Documentation shall be consistent in all material respects with the terms set forth in the applicable exhibit hereto, except as otherwise reasonably agreed by the Required Backstop Interest. In connection with the foregoing, no Backstop Party shall be required to (i) disclose to any Person any information that such Backstop Party, in its sole and reasonable discretion, deems confidential or (ii) expend any funds, make any payments or provide any indemnities, reimbursement obligations, commitments, guarantees or any other form of credit support. Notwithstanding the foregoing, each of the Aquilex Parties acknowledges and agrees that neither the Backstop Parties nor any of their respective Affiliates or Representatives shall have any responsibility for the Exit Facility and shall not be liable or otherwise responsible for any statements, assertions, facts, projections, forecasts, data or other information contained or referred to in any offering memorandum, bankers’ book or other materials prepared by or on behalf of the Aquilex Parties, the agents or lenders under the Exit Facility, or any of their respective Affiliates or Representatives in connection with the Exit Facility.

4.11. DIP Facility. The Aquilex Parties shall promptly provide copies of all drafts and final execution copies of all documents, instruments, agreements and other materials to be entered into, delivered or otherwise used in connection with the DIP Facility (the “DIP Facility Documentation”) for review and comment by, and the reasonable approval of, the Required Backstop Interest. No DIP Facility Documentation shall be entered into, delivered, distributed or otherwise used without the prior written consent of the Required Backstop Interest, which consent shall not be unreasonably withheld, conditioned or delayed. The Aquilex Parties shall comply in all material respects, in a timely manner, with all of the terms, conditions and covenants contained in the DIP Facility Documentation. The DIP Facility Documentation shall be consistent in all material respects with the terms set forth in the applicable exhibit hereto, except as otherwise reasonably agreed by the Required Backstop Interest.

4.12. Specified Issuances. The Aquilex Parties shall:

(a) consult with the Backstop Parties with respect to the steps (the “Specified Issuance Steps”) to be taken by the Aquilex Parties to ensure that each of the Specified Issuances are exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act pursuant to Section 1145(a) of the Bankruptcy Code or Section 4(2) of the Securities Act; and

(b) following preparation thereof, promptly provide copies of drafts of all documents, instruments, questionnaires, agreements and other materials to be entered into, delivered, distributed or otherwise used in connection with the Specified Issuances (the “Specified Issuance Documentation”) for review and comment by the Backstop Parties. Any comments received by the Aquilex Parties from the Backstop Parties or their respective Representatives with respect to the Specified Issuance Steps or the Specified Issuance Documentation shall be considered by them in good faith and, to the extent the Aquilex Parties disagree with any such comments, they shall inform the Backstop Parties thereof and discuss the same with the Backstop Parties prior to taking such Specified Issuance Steps or delivering, distributing, entering into or using any such Specified Issuance Documentation.

4.13. Conduct of the Business. Except as expressly set forth in this Agreement or the Restructuring Support Agreement, or as required by applicable Law, during the period from the date of this Agreement to the Effective Date, the Company shall, and shall cause each of its Subsidiaries to, operate in the ordinary course of business in accordance with their business judgment and, to the extent consistent therewith, use their commercially reasonable efforts to preserve intact in all material respects their current business organizations, keep available the services of their current officers and material employees (in each case, other than voluntary resignations, terminations for cause or consistent with applicable fiduciary duties) and preserve in all material respects their relationships with customers, sales representatives, suppliers, distributors and others, in each case, having material business dealings with the Company or its Subsidiaries. Without limiting the generality of the foregoing, and except as otherwise expressly provided by this Agreement or as set forth on Schedule 4.13, prior to the Effective Date, the Company shall not, and shall cause its Subsidiaries not to, take any of the following actions without the prior written consent of the Required Backstop Interest, which consent shall not be unreasonably withheld, conditioned or delayed; provided that in solely the case of clause (m) below, the prior written consent of only the Backstop Sponsor (which consent shall not be unreasonably withheld, conditioned or delayed) and not the Required Backstop Interest shall be required, so long as all materials and other information that have been provided to the Backstop Sponsor in connection with such consent shall have been made available to the Board of Directors (or other governing body) of the Company and the other Backstop Parties (unless a Backstop Party has requested not to receive such information) substantially contemporaneously with such materials and information being made available to the Backstop Sponsor:

(a) directly or indirectly, through any Person, seek, solicit, propose, support, assist, engage in negotiations in connection with or participate in the formulation, preparation, filing or prosecution of, any plan, plan proposal, restructuring proposal, offer of dissolution, winding up, liquidation, sale or disposition, reorganization, merger or restructuring of the Company, Parent or any of their respective Subsidiaries, other than the Plan, or take any other action that would reasonably be expected to prevent, interfere with, delay or impede the Exchange Offer in any way, the solicitation of votes on the Plan, the approval of the Disclosure Statement or the implementation or consummation of the Plan or the Restructuring Transactions;

(b) amend or modify (other than technical, non-substantive modifications, which changes shall not in any event be adverse in any material respect to the Backstop Parties) the Restructuring Support Agreement or the Plan;

(c) withdraw or revoke the Restructuring Support Agreement or the Plan or publicly announce its intention not to pursue the Restructuring Support Agreement or the Plan;

(d) file any motion or pleading or other Definitive Document or pleading with the Bankruptcy Court (including any modifications or amendments thereof) that, in whole or in part, is not consistent in any material respect with this Agreement, the Restructuring Support Agreement or the Plan;

(e) incur or commit to incur any capital expenditures in excess of the amounts permitted under the DIP Facility in the ordinary course of business;

(f) acquire or agree to acquire by merging or consolidating with, or purchase any portion of the stock of, or other ownership interests in, or substantial portion of assets of, or by any other manner, any business or any corporation, partnership, association, joint venture or limited liability company;

(g) sell, lease, mortgage, pledge, grant any Encumbrance (other than a Permitted Encumbrance) on or otherwise encumber or dispose of any of its properties or assets including the capital stock or equity interests of any Aquilex Party, other than sales or disposals of tangible assets in the ordinary course of business or as contemplated by the DIP Facility;

(h) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of the capital stock of the Company, except for intracompany dividends or distributions (other than to any direct or indirect parent of the Company) or (ii) purchase, redeem or otherwise acquire or offer to acquire any shares of capital stock of the Company or any direct or indirect parent of the Company or any other securities thereof or any rights including capital stock, units, limited liability company interests or partnership interests, warrants or options to acquire any such shares or other securities;

(i) adjust, split, combine or reclassify any capital stock or equity interests or issue or propose or authorize the issuance of any other securities (including options, profits interests, warrants or any similar security exercisable for, or convertible into, such other security) of the Company;

(j) incur or suffer to exist any Indebtedness for borrowed money in excess of $100,000, except for Indebtedness arising pursuant to and in accordance with the terms of the DIP Facility, if applicable; the Bridge Facility; Section 1.3(a); the proposed amendment and restatement of the First Lien Credit Agreement as described in the Term Sheet; or other Indebtedness permitted under the DIP Facility, if applicable, or the Bridge Facility, in either case, incurred in the ordinary course of business;

(k) incur or suffer to exist any Encumbrances, except as expressly permitted under the DIP Facility, if applicable, or the Bridge Facility and any other Permitted Encumbrances;

(l) enter into any commitment or agreement with respect to debtor-in-possession financing or the use of cash collateral, other than (i) in connection with the DIP Facility and consistent with the terms of an order approving the DIP Facility or (ii) any other debtor-in-possession facility provided by the “Second Lien Lenders” (as defined in the Restructuring Support Agreement) that is junior in priority to “First Lien Facility” (as defined in the Restructuring Support Agreement);

(m) enter into, assume or reject or amend, restate, supplement, modify, waive or terminate any Material Contract (or Contract that would be a Material Contract if entered into prior to the date hereof) that is not a Company Benefit Plan, a Contract or group of related Contracts with any of the Company’s customers or suppliers involving amounts not in excess of $5,000,000 or as otherwise permitted pursuant to Sections 4.13(e) or 4.13(q);

(n) move for an order from the Bankruptcy Court authorizing or directing the assumption or rejection of any Material Contract (or Contract that would be a Material Contract if entered into prior to the date hereof) (including any employment agreement or employee benefit plan) or unexpired lease other than in accordance with the Restructuring Support Agreement or the Plan;

(o) guarantee any Indebtedness of any Person (other than of the Company or any of its Subsidiaries) or enter into any “keep well” or other agreement to maintain any financial condition of another Person (other than a Subsidiary of the Company) or enter into any arrangement having the economic effect of any of the foregoing;

(p) adopt or propose any amendments to any of the Company’s or its Subsidiaries’ respective certificates or articles of incorporation, bylaws or other Organizational Documents; except, in furtherance of the Restructuring or the Contemplated Transactions (and approved by the Required Backstop Interest to the extent not expressly set forth in this Agreement, the Restructuring Support Agreement or the Definitive Documents);

(q) except (i) as required by the terms of an existing Contract, agreement, arrangement, plan or policy disclosed to the Backstop Parties on a Schedule to this Agreement or (ii) as required to comply with Law, (A) enter into, adopt, amend or terminate any Company Benefit Plan, other than in the ordinary course of business in connection with a new plan year that would not result in a material increase in cost to the Company or its Subsidiaries, (B) increase in any manner the compensation or benefits (including severance) of any director, officer or management level employee of the Company or any of its Subsidiaries with an annual salary or severance that is (or after giving effect to any such increase would be) in excess of $175,000, other than in the ordinary course of business in connection with a new welfare plan year applicable to all employees under such plan that would not result in a material increase in cost to the Company or any of its Subsidiaries, or (C) terminate the employment of or hire any officer or management level employee of the Company or any of its Subsidiaries with an annual salary or severance in excess of $175,000, other than (1) a termination of employment for cause or if the failure to do so would be inconsistent with the exercise of applicable fiduciary duties or (2) a hiring in order to fill a vacancy resulting from the termination of employment of an employee on terms that are substantially similar to those of the terminated employee;

(r) implement any employee layoffs that would result in an obligation to give notice at or before Closing under the WARN Act;

(s) commence any Proceeding (other than a Proceeding as a result of a Proceeding commenced against the Company or any of its Subsidiaries), or compromise, settle or agree to settle any Proceeding, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $250,000 individually or $1,000,000 in the aggregate (excluding any damages covered by insurance), in any case without the imposition of any equitable relief;

(t) change materially its financial or tax accounting methods, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(u) pursue, implement or effectuate any Inconsistent Transaction, or engage in any discussions, plans, efforts, negotiations, or activities related to any transaction, which if consummated, would be an Inconsistent Transaction; or

(v) commit or agree to take any of the foregoing.

5. Covenants of the Backstop Parties. Each of the Backstop Parties hereby agrees, severally and not jointly, with the Company as set forth in this Section 5.

5.1. Conditions Precedent. Each Backstop Party shall use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent applicable to such Backstop Party set forth in Section 6.2; provided, however, in no event shall this Section 5.1 obligate any of the Backstop Parties to waive any right or condition under this Agreement.

5.2. HSR Act and Foreign Competition Filings. Each Backstop Party shall use commercially reasonable efforts to prepare and file as soon as reasonably practicable all necessary documentation and effect all applications that are necessary, if any, under the HSR Act or any applicable foreign competition Laws so that all applicable waiting periods shall have expired or been terminated thereunder with respect to the purchase of Units hereunder, the issuance and purchase of Rights Offering Units in connection with the Rights Offering or any of the other Contemplated Transactions within the timeframes contemplated, and not take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the Contemplated Transactions. Anything herein to the contrary notwithstanding, none of the Backstop Parties (or their respective ultimate parent entities, as such term is used in the HSR Act) shall be required to (a) disclose to any other party hereto any information contained in its HSR Notification and Report Form or filings under any applicable foreign competition Laws that such party, in its sole discretion, deems confidential as a condition to the expiration or termination of all applicable waiting periods under the HSR Act and any applicable foreign competition Laws, (b) agree to any condition, restraint or limitation relating to its or any of its Affiliates’ ability to freely own or operate all or a portion of its or any of its Affiliates’ business or assets, (c) hold separate (including by trust or otherwise) or divest any of its or any of its Affiliates’ businesses or assets or (d) hold separate (including by trust or otherwise) or divest any assets of the Company or any of its Subsidiaries. Without limiting the provisions of Section 1.5, the Aquilex Parties shall bear all filing fees incurred by the Aquilex Parties and the Backstop Parties in connection with any filing under the HSR Act or applicable foreign competition Laws.

5.3. Confidential Information. Notwithstanding anything in this Agreement to the contrary, if the Company determines that any information (whether written or oral) required to be delivered under this Agreement is material non-public information within the meaning of Regulation FD of the Exchange Act (“MNPI”), the Company shall not be obligated to deliver any such MNPI to any party hereto unless and until, such party has executed a confidentiality agreement, in a form reasonably satisfactory to the Company, under which such recipient has agreed to hold as confidential, subject to customary exceptions, and not disclose, subject to customary exceptions, any such MNPI for a period ending no earlier than April 11, 2013 (which confidentiality agreement shall contain confidentiality arrangements substantially similar to the arrangements set forth in those certain confidentiality agreements between the Company and Centerbridge Advisors II, LLC, dated as of October 13, 2011, and the Company and Redwood Capital Management, LLC, dated as of October 17, 2011, other than with respect to the release date of April 11, 2013).

5.4. Definitive Documents. Each of the parties hereto shall negotiate in good faith with the other parties hereto to enter into, and shall enter into concurrently with the Closing, the Definitive Documents in accordance with the terms set forth in this Agreement, the Restructuring Support Agreement and the other term sheets and agreements referred to herein and therein, including the Amended LLC Agreement in accordance with the terms set forth in Exhibit C.

6. Conditions to Closing.

6.1. Conditions Precedent to Obligations of the Backstop Parties. The obligations of the Backstop Parties to subscribe for and purchase Units pursuant to their respective Commitments (and to exercise their respective Rights) are subject to satisfaction as of the Closing of the following conditions precedent, each of which may be waived in writing by the Required Backstop Interest; provided that, solely in the event that the Restructuring is consummated out-of-court, the conditions set forth in Sections 6.1(a), (d), (e), (f), (i)(A) and (w) shall automatically be deemed to have been waived by the Required Backstop Interest as of immediately prior to the Effective Date.

(a) Agreement Order. The Agreement Order shall have been entered by the Bankruptcy Court in a form satisfactory to the Required Backstop Interest, and the Agreement Order shall have become a Final Order.

(b) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any changes or events that, individually or in the aggregate, have had or would reasonably be expected to result in a Material Adverse Effect.

(c) Inconsistent Transaction. The Company shall not have made a public announcement, entered into any Contract, or filed any pleading or document with the Bankruptcy Court, evidencing its intention to support, or otherwise agreed to, consented to, supported, participated in or encouraged the formulation of, any Inconsistent Transaction, or otherwise breached Section 4.13(u).

(d) Confirmation Order. The Confirmation Order, in form and substance reasonably acceptable to the Required Backstop Interest, shall have been entered by the Bankruptcy Court and such order shall have become a Final Order. Without limiting the generality of the foregoing, the Confirmation Order shall contain the following specific findings of fact, conclusions of law and orders: (i) each of the Specified Issuances are exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act pursuant to Section 1145(a) of the Bankruptcy Code or Section 4(2) of the Securities Act; (ii) the solicitation of acceptance or rejection of the Plan by the Backstop Parties, or any of their respective Affiliates (if any such solicitation was made) was done in good faith and in compliance with the applicable provisions of the Bankruptcy Code and, as such, the Backstop Parties and any of their respective Affiliates are entitled to the benefits and protections of Section 1125(e) of the Bankruptcy Code; and (iii) the participation by the Backstop Parties or any of their respective Affiliates in the offer, issuance, sale or purchase of any security offered or sold under the Plan (if any such participation was made) was done in good faith and in compliance with the applicable provisions of the Bankruptcy Code and, as such, the Backstop Parties and any of their respective Affiliates are entitled to the benefits and protections of Section 1125(e) of the Bankruptcy Code.

(e) Plan. The Plan, as confirmed by the Bankruptcy Court, shall be consistent with the Term Sheet attached hereto as Exhibit A and otherwise in form and substance reasonably acceptable to the Required Backstop Interest.

(f) Disclosure Statement. The Disclosure Statement, as approved by the Bankruptcy Court, shall be in form and substance reasonably acceptable to the Required Backstop Interest and the Bankruptcy Court shall have entered the order approving the Disclosure Statement (the “Disclosure Statement Order”) in form and substance reasonably acceptable to the Required Backstop Interest and the Disclosure Statement Order shall be a Final Order.

(g) Definitive Documents. All Definitive Documents, including the Amended LLC Agreement and any offering memorandum prepared by or on behalf of the Aquilex Parties, shall be in form and substance reasonably acceptable to the Required Backstop Interest and shall have been executed by the parties thereto.

(h) Company Equity. All of the interests and rights to acquire limited liability company, membership, ownership, or equity interests (or to exchange therefor or convert thereto) of the Company shall have been cancelled, other than the New Participating Preferred Units and the New Common Units to be issued in connection with the Restructuring and pursuant to the terms of the Restructuring Support Agreement. All equityholders of the Company prior to the Effective Date shall have withdrawn as members of the Company, and each of the Backstop Parties and each of the Eligible Noteholders that properly exercised Rights in accordance with the Rights Offering Procedures shall have been admitted as a member of the Company pursuant to the Amended LLC Agreement.

(i) Conditions to Confirmation. The conditions to (A) confirmation and the conditions to the Effective Date set forth in the Plan and (B) the Restructuring set forth in the Restructuring Support Agreement, in each case, shall have been satisfied (or waived with the consent of the Required Backstop Interest) in accordance with the Restructuring Support Agreement.

(j) Rights Offering. The Company shall have commenced the Rights Offering, the Rights Offering shall have been conducted in accordance with the Rights Offering Procedures and in accordance with this Agreement, and the Rights Expiration Date shall have occurred.

(k) Purchase Notice. The Backstop Parties shall have received a Purchase Notice (or Satisfaction Notice, if applicable) in accordance with Section 1.1(c) from the Company, dated as of the Determination Date, certifying as to the number of Unsubscribed Units, if any, to be purchased pursuant to Section 1.2(a), the Noteholder Cash Option Amount, if any, to be funded pursuant to Section 1.2(b), the Consent Payment Amount, if any, to be funded pursuant to Section 1.2(c) and the Plan Additional Unit Purchase Price, if any, to be funded pursuant to Section 1.2(d).

(l) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been entered, issued, rendered or made, nor shall any Proceeding have been brought by or before a Governmental Body seeking any of the foregoing be pending; nor shall there be any Law promulgated, enacted, entered, enforced or deemed applicable to the parties hereto which makes the consummation of the Contemplated Transactions illegal, void or rescinded.

(m) HSR Act and Foreign Competition Laws. If the purchase of the Units by the Backstop Parties pursuant to this Agreement or the issuance and purchase of Rights Offering Units pursuant to the Rights Offering is subject to the terms of the HSR Act or any foreign competition Laws, the applicable waiting periods shall have expired or been terminated thereunder with respect to any such purchase.

(n) Valid Issuance. The Units shall be, upon payment of the applicable price therefor as provided herein, validly issued, fully paid and free and clear of all taxes, Encumbrances, pre-emptive rights, rights of first refusal, subscription and similar rights, except for any restrictions on transfer as may be imposed by applicable Law or in the Amended LLC Agreement.

(o) Enforceability. This Agreement shall be valid and enforceable against the Aquilex Parties.

(p) Notices and Consents. All other governmental and third party notifications, filings, waivers, authorizations and Consents necessary or required for the consummation of the Contemplated Transactions shall have been made or received and shall be in full force and effect.

(q) Good Standing. The Backstop Parties shall have received on and as of the Business Day prior to the Effective Date satisfactory evidence of the good standing of the Company and its Subsidiaries that are organized in the United States (other than SMS Global, Inc.) in their respective jurisdictions of organization (to the extent such concept is recognized in such jurisdiction), in each case in writing or any standard form of telecommunication from the appropriate Governmental Body of such jurisdictions.

(r) Representations and Warranties and Covenants. (i) Each of the representations and warranties of the Aquilex Parties in this Agreement, other than the Fundamental Representations, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct at and as of the

Effective Date as if made on and as of the Effective Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except for such failures to be true and correct that, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect, (ii) each of the Fundamental Representations shall be true and correct at and as of the Effective Date as if made on and as of the Effective Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date) and (iii) each of the Aquilex Parties shall have complied in all material respects with all covenants in this Agreement applicable to it.

(s) Exit Facility. The Aquilex Parties shall have entered into and consummated the Exit Facility on the terms set forth in the Exit Facility Documentation, and with lenders that are, in each case, reasonably acceptable to the Required Backstop Interest. The Backstop Parties hereby acknowledge and agree that, for purposes of the satisfaction of this condition, the lenders under the First Lien Credit Agreement set forth on Schedule 6.1(s) are satisfactory.

(t) Transaction Expenses. The Company shall have paid all Transaction Expenses that have accrued and remain unpaid as of the Effective Date, and none of the Transaction Expenses, or any portion thereof, shall be required to be repaid or otherwise disgorged to the Aquilex Parties or any other Person.

(u) Backstop Commitment Fee. The Company shall have paid the Backstop Commitment Fee accordance with Section 1.3, and no portion of the Backstop Commitment Fee shall have been invalidated or voided, or be required to be repaid or otherwise disgorged to the Aquilex Parties or any other Person.

(v) Restructuring Support Agreement. The Restructuring Support Agreement shall not have been terminated.

(w) Assumption of Agreement. The Company shall have assumed this Agreement pursuant to section 365 of the Bankruptcy Code.

(x) Unit Certificates. The Company shall have delivered to each of the Backstop Parties validly issued certificates representing the Units to be issued to such Backstop Party hereunder and under the Restructuring Support Agreement.

(y) Amended LLC Agreement. The Company shall have executed and delivered the Amended LLC Agreement, substantially on the terms set forth in Exhibit C.

(z) Organizational Documents. The Organizational Documents of each of the Aquilex Parties shall have been amended to reflect terms consistent with this Agreement and the Restructuring Support Agreement and are otherwise reasonably satisfactory to the Required Backstop Interest.

(aa) Officer’s Certificate. The Backstop Parties shall have received on and as of the Effective Date a certificate of the chief financial officer or chief accounting officer of the Company confirming that the conditions set forth in Sections 6.1(b) and 6.1(r) have been satisfied.

6.2. Conditions Precedent to Obligations of the Company. The obligations of the Company to issue and sell the Units to each of the Backstop Parties pursuant to this Agreement are subject to satisfaction as of the Closing of the following conditions precedent, each of which may be waived in writing by the Company; provided that in the event that the Restructuring proceeds other than pursuant to the Plan, the conditions set forth in Sections 6.2(a) and (b) shall automatically be deemed to have been waived by the Company.

(a) Confirmation Order. The Confirmation Order shall have been entered by the Bankruptcy Court and such order shall have become a Final Order.

(b) Conditions to Confirmation. The conditions to confirmation and the conditions to the Effective Date set forth in the Plan shall have been satisfied (or waived with the consent of the Required Backstop Interest) in accordance with the Plan.

(c) Rights Offering. The Rights Offering shall have been consummated.

(d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been entered, issued, rendered or made, nor shall any Proceeding brought by or before a Governmental Body seeking any of the foregoing be pending; nor shall there be any Law promulgated, enacted, entered, enforced or deemed applicable to the parties hereto which makes the consummation of the Contemplated Transactions illegal, void or rescinded.

(e) HSR Act and Foreign Competition Laws. If the purchase of the Units by the Backstop Parties pursuant to this Agreement is subject to the terms of the HSR Act or any foreign competition Laws, the applicable waiting periods shall have expired or been terminated thereunder with respect to such purchase.

(f) Representations and Warranties and Covenants. (i) Each of the representations and warranties of each Backstop Party in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, on and as of the Effective Date as if made on and as of the Effective Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date) and (ii) each Backstop Party shall have complied in all material respects with all covenants in this Agreement applicable to it, except, in each case, to the extent that the Backstop Sponsor or any Non-Defaulting Backstop Party purchases any Default Units as a result of any breach of representations, warranties or covenants by a Defaulting Backstop Party pursuant to Section 1.2(e) or Section 1.2(f).

7. Termination.

(a) This Agreement (including the Commitments) may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing by the Required Backstop Interest upon written notice of termination to the Aquilex Parties at any time following the happening, the existence or the occurrence of:

(i) if the Company does not file the Agreement Motion, together with an executed copy of this Agreement and all of the exhibits and schedules hereto (as redacted pursuant to Section 4.1), with the Bankruptcy Court on the Petition Date (if it occurs);

(ii) if any of the conditions set forth in Section 6.1 become incapable of fulfillment (other than through the failure of the Backstop Parties to comply with their obligations) and such condition is not able to be fulfilled within five (5) days, or, if able to be fulfilled within five (5) days, is not fulfilled prior to the earlier of (x) the End Date and (y) five (5) days after written notice of such condition is given to the Company by the Required Backstop Interest;

(iii) if neither the Effective Date nor the Petition Date shall have occurred on or prior to January 27, 2012;

(iv) if the Petition Date has occurred prior to January 27, 2012, if the Effective Date has not occurred by April 30, 2012 (the “End Date”);

(v) if the Restructuring Support Agreement shall be terminated;

(vi) if the Bankruptcy Court enters an Order (A) directing the appointment of an examiner with expanded powers or a trustee, (B) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (C) dismissing any of the Chapter 11 Cases; or

(vii) if any Aquilex Party (or any of their direct or indirect equity owners) makes a public announcement, enters into an agreement, or files any pleading or document with the Bankruptcy Court, evidencing its intention to support or participate in, or otherwise supports or participates in, any Inconsistent Transaction.

(b) This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing by the Company upon written notice of termination to the Required Backstop Interest at any time, if the Restructuring Support Agreement shall have been terminated pursuant to Section 5(d)(v) thereof.

(c) This Agreement may be terminated at any time by written consent of the Company and the Required Backstop Interest.

(d) In the event of termination of this Agreement in accordance with this Section 7, the provisions of this Agreement shall immediately become void and of no further force or effect (other than Sections 1.5, 7, 8, 10, 11, 12 and 13, and other than in respect of any liability of any party for any breach of this Agreement prior to such termination, which shall in each case expressly survive any such termination).

(e) Each of the Aquilex Parties hereby acknowledges and agrees and shall not dispute that, after the Petition Date, the giving of notice of termination by the Required Backstop Interest pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and each of the Aquilex Parties hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice).

8. Indemnification.

(a) Whether or not the Rights Offering is consummated or this Agreement is terminated, and notwithstanding any investigation on the part of the Backstop Parties, the Aquilex Parties (in such capacity, the “Indemnifying Parties”) shall jointly and severally indemnify and hold harmless the Backstop Parties and each of their respective Affiliates, stockholders, equity holders, members, partners, managers, officers, directors, employees, Representatives, agents, advisors and controlling persons (each, in such capacity, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses (including counsel fees), joint or several, imposed on, sustained, incurred or suffered by, or asserted against, any Indemnified Person arising out of or in connection with any claim, challenge, litigation, investigation or Proceeding (collectively, “Actions”) with respect to the Rights Offering, this Agreement, the Commitments, the Definitive Documents, the Plan (or the solicitation thereof), the Chapter 11 Cases, the Exchange Offer or the Contemplated Transactions, including payment of the Backstop Commitment Fee or the Transaction Expenses, if any, distribution of the Rights, purchase and sale of Rights Offering Units in the Rights Offering and purchase and sale of Units pursuant to this Agreement, or any breach by the Aquilex Parties of this Agreement, in each case, regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse such Indemnified Persons for any reasonable legal or other reasonable out-of-pocket expenses as they are incurred in connection with investigating, monitoring, responding to or defending any of the foregoing; provided that the foregoing indemnification will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent that they are finally judicially determined to have resulted from gross negligence, willful misconduct or fraud on the part of such Indemnified Person.

(b) If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Indemnifying Parties shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Parties on the one hand and such Indemnified Person on the other hand but also the relative fault of the Indemnifying Parties, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Parties on the one hand and all Indemnified Persons on the other hand shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Company pursuant to the sale of Rights Offering Units to (ii) the Backstop Commitment Fee paid or proposed to be paid to the Backstop Parties.

(c) The Indemnifying Parties agree also that no Indemnified Person shall have any liability based on their exclusive or contributory negligence or otherwise to the

Indemnifying Parties, any Person asserting claims on behalf of or in right of the Indemnifying Parties or any other Person in connection with or as a result of the Rights Offering, this Agreement, the Commitments, the Definitive Documents, the Plan (or the solicitation thereof), the Chapter 11 Cases, the Exchange Offer or the Contemplated Transactions, except as to any Indemnified Person to the extent that any losses, claims, damages, liability or expenses incurred by the Company are finally judicially determined to have resulted from the gross negligence, willful misconduct or fraud of, or breach of this Agreement by, such Indemnified Person. The indemnity and reimbursement obligations of the Indemnifying Parties under this Section 8 are in addition to, and do not limit, the Company’s obligations under Sections 1.3, 1.5 and 12.9, shall be in addition to any liability that the Indemnifying Parties may otherwise have to an Indemnified Person (including as a result of any breach of this Agreement) and shall be binding upon and inure to the benefit of any successors, permitted assigns, heirs and personal representatives of the Indemnifying Parties and any Indemnified Person.

(d) An Indemnified Person shall give written notice to the Indemnifying Parties of any claim with respect to which indemnification under this Section 8 is sought promptly after discovery by such Indemnified Person of the matters giving rise to such claim for indemnification; provided that (i) the omission so to notify the Indemnifying Parties will not relieve the Indemnifying Parties from any liability that they may have hereunder except to the extent they have been actually prejudiced by such failure and (ii) the omission so to notify the Indemnifying Parties will not relieve the Indemnifying Parties from any liability that they may have to an Indemnified Person otherwise than on account of this Section 8. In case any Actions are brought against any Indemnified Person and such Indemnified Person notifies the Indemnifying Parties of the commencement thereof, if the Indemnifying Parties commit in writing to fully indemnify and hold harmless the Indemnified Person with respect to such Actions, without regard to whether the Effective Date occurs, the Indemnifying Parties will be entitled to participate in such Actions, and, to the extent that such Indemnifying Parties may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person, provided that if the defendants in any such Actions include both such Indemnified Person and the Indemnifying Parties and such Indemnified Person shall have concluded that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Parties, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Actions on behalf of such Indemnified Person. Following the date of receipt of such indemnification commitment from the Indemnifying Parties and notice from the Indemnifying Parties to such Indemnified Person of its election so to assume the defense of such Actions and approval by such Indemnified Person of counsel, the Indemnifying Parties shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof after such date (other than reasonable costs of investigation and monitoring) unless (w) such Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence, (x) the Indemnifying Parties shall not have employed counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person at the Indemnifying Parties’ expense within a reasonable time after notice of commencement of the Actions, (y) after the Indemnifying Parties assume the defense of such Actions, such Indemnified Person determines that the Indemnifying Parties are failing to diligently defend against such Actions in good faith or (z) the Indemnifying Parties shall have authorized in writing the employment of counsel for such Indemnified Person.

(e) The Indemnifying Parties shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Actions in respect of which indemnity has been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Actions, (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person and (iii) does not impose injunctive or other equitable relief against such Indemnified Person or otherwise could interfere with or materially adversely affect the business, operations or assets of such Indemnified Person.

9. Survival of Representations and Warranties. The indemnification rights contained in Section 8 are not limited or deemed waived by any investigation at any time made by or on behalf of any party hereto with respect to, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of or compliance with, any representation or warranty made by or on behalf of any party hereto. The representations and warranties contained in this Agreement, including in the certificate delivered pursuant to Section 6.1(aa), will not survive the Effective Date.

10. Amendments and Waivers. Any term of this Agreement (including any exhibits or schedules hereto) may be amended or modified and the compliance with any term of this Agreement (including any exhibits or schedules hereto) may be waived (either generally or in a particular instance and either retroactively or prospectively) only if such amendment, modification or waiver is signed, in the case of an amendment or modification, by the Required Backstop Interest and the Company or in the case of a waiver, by the party waiving compliance (which shall be the Required Backstop Interest in the case of a waiver by the Backstop Parties); provided, however, that (a) Schedule 1(c) hereto may be amended in accordance with the terms of Section 12.1, (b) any modification of, or amendment or supplement to, this Agreement that would have the effect of increasing the Total Commitment Percentage or the Backstop Investment Amount of any Backstop Party shall require the prior written consent of such Backstop Party, (c) any modification of, or amendment or supplement to, Exhibit C, this Section 10 or the definition of “Required Backstop Interest” shall require the prior written consent of each of the Backstop Parties, and (d) any amendment, modification or waiver that treats or affects any Backstop Party in a manner that is disproportionately adverse, on an economic or non-economic basis, to the manner in which any of the other Backstop Parties is treated (after taking into account each of the Backstop Parties’ respective holdings and interests in the Aquilex Parties and the recoveries contemplated by the Term Sheet attached as Exhibit A to the Restructuring Support Agreement (as in effect on the date hereof)) shall require the written consent of such Backstop Party. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, or any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

11. Notices, etc.

Except as otherwise provided in this Agreement, all notices, demands and other communications hereunder shall be in writing or by written telecommunication (including by facsimile or electronic mail (“e-mail”)), and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication, as follows:

(a) if to a Backstop Party, to the mailing address, facsimile number or e-mail address set forth on Schedule 1(c) hereto or to such other mailing address, facsimile number or e-mail address as such Backstop Party shall have furnished to the Company in writing:

with a copy to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention:	Anup Sathy, P.C.
Jon A. Ballis, P.C.
Fax:	(312) 862-2200

and

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038
Attention:	Kristopher M. Hansen, Esq.
Matthew A. Schwartz, Esq.
Fax:	(212) 806-6006
E-mail:	khansen@stroock.com
mschwartz@stroock.com

(b) If to the Company at:

Aquilex Corporation
3344 Peachtree Road NE, Suite 2100
Atlanta, Georgia 30326
Attention:	Gregory M. Birge
Senior Vice President, General Counsel and Secretary
Fax:	(770) 368-9584
E-mail:	Greg.Birge@aquilex.com

with a copy to:

Richards, Layton & Finger (as counsel to the Company)
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Attention:	Mark. D. Collins, Esq.
Fax:	(302) 651-7701
Email:	collins@rlf.com

and

Weil, Gotshal & Manges LLP
(as counsel to Ontario Teachers’ Pension Plan Board)
767 Fifth Avenue
New York, NY 10153
Attention:	Gary T. Holtzer, Esq.
Ted S. Waksman, Esq.
Fax:	(212) 310-8007
E-mail:	gary.holtzer@weil.com
ted.waksman@weil.com

Any notice given by delivery, mail or courier shall be effective when received. Any notice given by facsimile or e-mail shall be effective upon oral, facsimile or e-mail (as applicable) confirmation of transmission.

12. Miscellaneous.

12.1. Assignments. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Notwithstanding the previous sentence, any Backstop Party’s rights, obligations or interests hereunder may be assigned, delegated or transferred, in whole or in part (the portion of such rights, obligations or interests being assigned, delegated or transferred, collectively, the “Assigned Interests”): (i) to any Person that the Backstop Parties collectively control, (ii) to any other Backstop Party (other than pursuant to clause (iii) or (iv) below) so long as the total amount of rights, obligations or interests hereunder to be assigned, delegated or transferred to any such other Backstop Parties pursuant to this clause (ii) are made available for purchase by all of the Backstop Parties (other than the assigning, delegating or transferring Backstop Party) on a pro rata basis (based on the Total Commitment Percentage of each such other Backstop Party relative to the Total Commitment Percentages of all Backstop Parties (other than the assigning Backstop Party)); (iii) to any Affiliate of such Backstop Party over which such Backstop Party, or any of its Affiliates, exercises control or investment authority, including with respect to voting and dispositive rights, and (iv) to any Related Fund of such Backstop Party; provided that (in any of the cases of (i), (ii), (iii) and (iv)) any such assignee assumes the obligations of the assigning Backstop Party hereunder and agrees in writing prior to such assignment to be bound by the terms of this Agreement in the same manner as the assigning Backstop Party. Following any assignment pursuant to the immediately preceding sentence, Schedule 1(c) hereto shall be updated by the Company (in consultation with the assigning Backstop Party and the assignee) solely to reflect the name and address of the applicable assignee or assignees and the Total Commitment Percentage and the Backstop Investment Amount that shall apply to such assignee or assignees, and any changes to the Total Commitment Percentage and the Backstop Investment Amount applicable to the assigning Backstop Party. Any update to Schedule 1(c) hereto described in the immediately preceding sentence shall not be deemed an amendment to this Agreement. Notwithstanding the foregoing or any other provisions herein, no such assignment will relieve the assigning Backstop Party of its obligations hereunder if any such assignee fails to perform such obligations.

12.2. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by Law) not invalidate or render unenforceable such provision in any other jurisdiction.

12.3. Entire Agreement. Except as expressly set forth herein, this Agreement, the Plan and the Restructuring Support Agreement (and the agreements referenced therein) constitute the entire understanding among the parties hereto with respect to the subject matter hereof and replaces and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

12.4. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or portable document format (PDF) or similar format signatures), each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

12.5. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, without giving effect to the conflicts of law principles thereof.

12.6. Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns shall be brought and determined in any federal or state court in the Borough of Manhattan, the City of New York, and each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement and the Contemplated Transactions. Each of the parties hereto agrees not to commence any Proceeding relating hereto or thereto except in the courts described above in New York, other than Proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement or the Contemplated Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, during the pendency of the Chapter 11 Cases, all Proceedings contemplated by this Section 12.6 shall be brought in the Bankruptcy Court.

12.7. WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.7.

12.8. Further Assurances. From time to time after the date of this Agreement, the parties hereto will execute, acknowledge and deliver to the other parties hereto such other documents, instruments and certificates, and will take such other actions, as any other party hereto may reasonably request in order to consummate the Contemplated Transactions.

12.9. Specific Performance. The Aquilex Parties and the Backstop Parties acknowledge and agree that (a) irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, and (b) remedies at law would not be adequate to compensate the non-breaching party. Accordingly, the Aquilex Parties and the Backstop Parties agree that each of them shall have the right, in addition to any other rights and remedies existing in its favor, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce its rights and obligations hereunder not only by a Proceeding or Proceedings for damages but also by a Proceeding or Proceedings for specific performance, injunctive or other equitable relief. The right to equitable relief, including specific performance or injunctive relief, shall exist notwithstanding, and shall not be limited by, any other provision of this Agreement. Each of the Aquilex Parties and the Backstop Parties hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance or other equitable remedies.

12.10. Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

12.11. Interpretation; Rules of Construction. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section, Exhibit or Schedule, respectively, of or attached to this Agreement unless otherwise indicated. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”, (v) the word “or” shall not be exclusive and shall be read to mean “and/or” and (vi) references herein to an agreement, instrument, document, disclosure statement or offering memorandum means such agreement, instrument, document, disclosure statement or offering memorandum as amended, supplemented or modified from time to time (including all exhibits, term sheets and schedules annexed thereto and certificates, instruments or any other documents delivered pursuant thereto) to the extent permitted by the provisions thereof and not prohibited by this Agreement. Unless expressly set forth herein to the contrary, any provision of this Agreement granting a party the right to approve, accept, adopt or consent to any action or document shall be deemed to grant to such party the right to do so in such party’s sole and absolute discretion with regard to its own interest only and without regard to the interest of any other Person. If any payment or other obligation is due on any day which is not a Business Day, such obligation shall be automatically extended to the next Business Day. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

12.12. Several, Not Joint, Obligations. The agreements, representations and obligations of the Backstop Parties under this Agreement are, in all respects, several and not joint.

12.13. Disclosure. Unless otherwise required by applicable Law, the Aquilex Parties will not, without the applicable Backstop Party’s prior written consent, disclose to any Person the Total Commitment Percentage or the Backstop Investment Amount of such Backstop Party, other than to the Aquilex Parties’ Representatives, in each case in connection with the Contemplated Transactions and subject to their agreement to be bound by the confidentiality provisions hereof.

13. Definitions. As used in this Agreement the following terms have the following respective meanings.

“Acquisition Sub III” has the meaning given to such term in the preamble.

“Actions” has the meaning given to such term in Section 8(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Affiliated Group” has the meaning given to such term in Section 1504(a) of the Code.

“Aggregate Rights Offering Amount” has the meaning given to such term in the Recitals.

“Agreement” has the meaning given to such term in the preamble.

“Agreement Motion” means the motion and supporting papers to be filed by the Aquilex Parties with the Bankruptcy Court seeking entry of the Agreement Order and requesting (among other things) that the Bankruptcy Court approve the Aquilex Parties’ entry into and performance under this Agreement and authorizing the Aquilex Parties to pay all (and, if applicable, ratifying the prior payment of any) fees and expenses in connection with this Agreement, including the payment of the Backstop Commitment Fee and any other amounts payable under Sections 1.5, 4.10 and 5.2, as such motion may be amended, supplemented or otherwise modified from time to time.

“Agreement Order” means an order entered by the Bankruptcy Court granting the Agreement Motion, which shall be in form and substance reasonably acceptable to the Required Backstop Interest and shall include, among other things, provisions expressly approving the Rights Offering Documentation and the payment of (and, if applicable, ratifying the prior payment of) the Backstop Commitment Fee and any other amounts payable under Sections 1.5, 4.10 and 5.2, as may be applicable.

“Allowed Noteholder Claim” has the meaning given to such term in the Plan.

“Amended LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of Effective Date Aquilex to be entered into as of the Effective Date by Effective Date Aquilex and the members of Effective Date Aquilex having the terms set forth in Exhibit C and in form and substance reasonably acceptable to the Required Backstop Interest.

“Aquilex Parties” has the meaning given to such term in the Recitals.

“Audited Financial Statements” has the meaning given to such term in Section 2.21.

“Assigned Interests” has the meaning given to such term in Section 12.1.

“Backstop Commitment Fee” has the meaning given to such term in Section 1.3(a).

“Backstop Default” has the meaning given to such term in Section 1.2(e).

“Backstop Investment Amount” means, with respect to any Backstop Party (other than the Backstop Sponsor), the dollar amount set forth opposite the name of such Backstop Party under the heading “Backstop Investment Amount” on Schedule 1(c) hereto, as such amount may be modified from time to time in accordance with the terms of this Agreement.

“Backstop Part(y)(ies)” has the meaning given to such term in the preamble.

“Backstop Sponsor” means CCP II Debt Acquisition, L.P.

“Backstop Units” has the meaning given to such term in Section 1.2(f).

“Bankruptcy Code” has the meaning given to such term in the Recitals.

“Bankruptcy Court” has the meaning given to such term in the Recitals.

“Bankruptcy Documents” has the meaning given to such term in Section 2.10.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases or the Contemplated Transactions, and any Local Rules of the Bankruptcy Court.

“Bridge Facility” means the $15,000,000 Credit Agreement, dated as of November 15, 2011, by and among the Company, as borrower, each of the guarantors named therein, the lenders party thereto, and U.S. Bank, as Administrative Agent and Collateral Agent, as amended, modified or otherwise supplemented from time to time prior to the date hereof.

“Bridge Units” means an aggregate number of additional New Participating Preferred Units equal to the Fully Diluted Unit Number, multiplied by a fraction (i) the numerator of which is equal to the aggregate principal amount outstanding under the Bridge Facility as of immediately prior to the Effective Date and (ii) the denominator of which is equal to the Equity Value.

“Business Day” means any day other than a Saturday, Sunday or a “legal holiday,” as defined in Bankruptcy Rule 9006(a) or any other day on which commercial banks in New York, New York are not required to be open for business.

“Cash Flow Shortfall Amount” has the meaning given to such term in Section 1.4(b).

“Cash Flow Shortfall Portion” has the meaning given to such term in Section 1.4(b).

“Cash Flow Shortfall Units” has the meaning given to such term in Section 1.4(b).

“Chapter 11 Cases” has the meaning given to such term in the Recitals.

“Closing” has the meaning given to such term in Section 1.2(g).

“Code” has the meaning given to such term in Section 2.15(b).

“Commission” means the United States Securities and Exchange Commission.

“Commitment” means, with respect to any Backstop Party, the commitment of such Backstop Party, subject to the terms and conditions set forth in this Agreement, to purchase Units pursuant to, and on the terms set forth in, Section 1.2.

“Company” has the meaning given to such term in the preamble.

“Company Benefit Plan” has the meaning given to such term in Section 2.15(a).

“Company IP Rights” has the meaning given to such term in Section 2.12(a).

“Company Multiemployer Plan” has the meaning given to such term in Section 2.15(a).

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which shall be in form and substance reasonably acceptable to the Required Backstop Interest.

“Consent” means any approval, consent, ratification, waiver or other authorization of any Person (including any Governmental Body).

“Consent Payment Amount” has the meaning given to such term in Section 1.2(c).

“Consent Payment Units” means an aggregate number of additional New Participating Preferred Units equal to the Fully Diluted Unit Number, multiplied by a fraction (i) the numerator of which is equal to the Consent Payment Amount and (ii) the denominator of which is equal to the Equity Value.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement and the Restructuring Support Agreement, including the issuance of the Rights Offering Units and the Units.

“Contract” means any written agreement, contract, obligation, promise, understanding, commitment or undertaking.

“Defaulting Backstop Party” has the meaning given to such term in Section 1.2(e).

“Default Units” has the meaning given to such term in Section 1.2(f).

“Definitive Documents” means the definitive documents (including the Amended LLC Agreement) implementing, achieving and relating to the Restructuring and the transactions contemplated thereby, by the Restructuring Support Agreement and by this Agreement.

“Determination Date” has the meaning given to such term in Section 1.1(c).

“DIP Facility” means a debtor-in-possession credit facility in the amount of not less than $10,0 million (plus certain other obligations to be rolled-up into the DIP Facility) to be entered into by the Aquilex Parties on the Petition Date with financial institutions reasonably acceptable to the Required Backstop Interest (which may include the lenders under the First Lien Credit Agreement set forth on Schedule 6.1(s), which the Required Backstop Interest hereby deems satisfactory) on terms and conditions materially consistent with the terms and conditions set forth in Exhibit E and are otherwise in form and substance reasonably satisfactory to the Required Backstop Interest.

“DIP Facility Documentation” has the meaning given to such term in Section 4.11.

“Disclosure Statement” means the disclosure statement or offering memorandum that relates to the Restructuring, as such disclosure statement may be amended, modified or supplemented (including all exhibits, term sheets and schedules annexed thereto or referred to therein).

“Disclosure Statement Order” has the meaning given to such term in Section 6.1(f).

“Effective Date” means the first to occur of (i) the closing of the Exchange Offer and (ii) the effective date of the Plan, in each case, in accordance with the Restructuring Support Agreement.

“Effective Date Aquilex” means Aquilex Holdings, LLC, or any successor thereto, on or after the Effective Date.

“Effective Date Aquilex Units” means all New Common Units and New Preferred Units.

“Eligible Noteholders” means each holder of (i) a Senior Note as of the date that the Exchange Offer is commenced (in the event that the Restructuring is consummated pursuant to clause (a) of the definition thereof) or (ii) an Allowed Noteholder Claim as of the Voting Record Date (in the event the Restructuring is consummated pursuant to clause (b) of the definition thereof), or, in each case, its investment advisor, manager, intermediary or nominee, that, in any case, is an accredited investor as defined in Rule 501 of the Securities Act and that timely delivers a certification to that effect to the Rights Offering Agent.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, license, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“End Date” has the meaning given to such term in Section 7(a)(iv).

“Environmental Laws” means all Laws relating to pollution or the regulation or protection of human or animal health, safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Materials Transportation Uniform Safety Act, as amended (49 U.S.C. 5101 et seq.); the National Traffic and Motor Vehicle Safety Act, as amended (49 U.S.C. § 30101 et seq.); Commercial Motor Safety Act, as amended (49 U.S.C. § 31101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); the rules and regulations promulgated by the Federal Motor Carrier Safety Administration, and, in each case, their foreign, state, provincial, municipal and local counterparts or equivalents.

“Equity Investor Units” has the meaning given to such term in Section 1.2(a).

“Equity Value” means an amount equal to $149.790 million.

“ERISA” has the meaning given to such term in Section 2.15(a).

“ERISA Affiliate” has the meaning given to such term in Section 2.15(h).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated pursuant thereto.

“Exchange Act Documents” has the meaning given to such term in Section 2.10.

“Exercise Price” means an amount per Unit equal to $149.79, which is calculated as the quotient of the Equity Value divided by the Fully Diluted Unit Number.

“Exit Facility” means (i) a revolving loan/letter of credit facility in the amount of not less than $40.0 million and (ii) a term loan credit agreement in the amount of not less than $132,762,500, each to be entered into by the Aquilex Parties (other than Acquisition Sub III) on the Effective Date with financials institutions reasonably acceptable to the Required Backstop Interest (which may include the lenders under the First Lien Credit Agreement set forth on Schedule 6.1(s), which the Required Backstop Interest hereby deems satisfactory) on terms and conditions materially consistent with the terms and conditions set forth in Exhibit D and are otherwise in form and substance reasonably satisfactory to the Required Backstop Interest.

“Exit Facility Documentation” has the meaning set forth in Section 4.10.

“Execution Date” has the meaning set forth in Section 1.5.

“Final Order” means an order, ruling or judgment of the Bankruptcy Court (or other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Cases (or by the clerk of such other court of competent jurisdiction on the docket of such court) that (i) is in full force and effect and (ii) is not stayed; provided, however, that the possibility that a motion under Rule 50 or 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Civil Procedure or Bankruptcy Rules, may be filed relating to such order, ruling or judgment shall not cause such order, ruling or judgment not to be a Final Order.

“Financial Statements” has the meaning given to such term in Section 2.21.

“First Lien Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of April 1, 2010, by and among Aquilex Holdings LLC, as borrower, each of the guarantors named therein, the lenders party thereto, and Royal Bank of Canada as administrative agent and collateral agent, as amended, modified or otherwise supplemented from time to time prior to the date hereof.

“Fully Diluted Unit Number” means the total number of Effective Date Aquilex Units to be outstanding as of the Closing, giving effect to all of the Contemplated Transactions but excluding any New Common Units issued, to be issued or issuable in respect of any management equity plan implemented in connection with or following the Closing, which number shall be equal to 1,000,000.

“Fundamental Representations” means the representations and warranties of the Aquilex Parties set forth in Sections 2.2, 2.3(a), 2.3(b) (only the first sentence thereof), 2.3(c), 2.4(a), 2.7 and 2.9.

“GAAP” means generally accepted accounting principles in the United States consistently applied.

“Governmental Body” means any federal, state, provincial, local or foreign government or any agency, bureau, board, commission, court, department, political subdivision, tribunal or other instrumentality thereof, or any federal, state, local or foreign court or arbitrator.

“HSR Act” means the Hart Scott Rodino Antitrust Improvement Act of 1976.

“Inconsistent Transaction” means any transaction that is inconsistent with this Agreement, the Plan, the Restructuring or the Restructuring Support Agreement, including (i) a merger, consolidation, business combination, recapitalization or refinancing of any of the Aquilex Parties (in one or a series of related transactions) on terms other than as set forth in the Restructuring Support Agreement, (ii) the issuance, sale, transfer, exchange or other disposition by any of the Aquilex Parties of any equity interests (other than common equity issued in respect of any employee options), or all or substantially all of its assets, on terms other than as set forth in the Restructuring Support Agreement, (iii) the filing of a plan of reorganization that does not contemplate a reorganization of the Aquilex Parties on the terms set forth in the Plan, (iv) the acceptance by the Company of parties (other than the Backstop Parties) as “backstop parties” for the Rights Offering or sponsors of any similar offering or transaction or (v) any other transaction or transactions rendering the Rights Offering no longer practicable.

“Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business) and including any “earn out” obligations, (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds, performance bonds, bid bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP consistently applied for the periods covered thereby, is (or should be) classified as a capital lease, (vii) any interest rate or commodity swap agreements, (viii) any accrued interest, prepayment penalties and premiums on any of the foregoing, (ix) any deferred rent, revenue or compensation, (x) any liabilities classified as non-current liabilities as of the Closing in accordance with GAAP, (xi) any liabilities or obligations secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in any property or assets (including accounts and contract rights) owned by such Person, whether or not the Person that owns such assets or property has assumed or become liable for the payment of such liabilities or obligations, and (xii) all contingent obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (xi) above.

“Indemnified Parties” has the meaning given to such term in Section 8(a).

“Indemnifying Person” has the meaning given to such term in Section 8(a).

“Indenture” means that certain Indenture (as amended, restated, supplemented or otherwise modified from time to time), dated as of December 23, 2009, by and among the Company and Aquilex Finance Corp., as issuers, certain of the Aquilex Parties, as guarantors, and Wilmington Trust FSB as Indenture Trustee.

“Initial Transaction Expenses” has the meaning set forth in Section 1.5.

“IP Rights” means any and all of the following: (i) all United States, international and foreign patents and applications therefor (including design patents and design patent applications), and rights in patent disclosures and inventions, (ii) all common law trademarks, service marks, trade dress, trade names, domain names logos and corporate names and all trademark and service mark registrations and applications therefor throughout the world, and all goodwill associated with the foregoing, (iii) all copyrights, copyrightable works, copyright registrations and applications therefor, (iv) all trade secrets and other similar rights in confidential and proprietary information or know-how (“Trade Secrets”), (v) all Web addresses, sites and domain names and other locators associated with the Internet and (vi) all rights arising out of or associated with any of the foregoing anywhere in the world.

“IRS” means the Internal Revenue Service and any Governmental Body succeeding to the functions thereof.

“Knowledge of the Company” means the actual knowledge, after reasonable inquiry, of L.W. Varner, Jr., Jay W. Ferguson, Gregory M. Birge, Pedro E Amador, Douglas J. Vail, Douglas M. Jacobs, Roger L. Raney and Michael Pregent.

“Law” means any federal, state, local, municipal, foreign, international, multinational, provincial or other statute, law (including common law), writ, Order, decree, guideline, policy, ordinance, rule, treaty, constitution, code, judicial or administrative doctrine, rule or regulation enacted, promulgated, issued, entered or enforced by any Governmental Body.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or its Subsidiaries.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, properties, results of operations or financial condition of the Aquilex Parties (taken as a whole) or (ii) the ability of the Aquilex Parties, subject to the approvals and other authorizations set forth in Section 2.4(a), to consummate the transactions contemplated by this Agreement or the Plan, other than, with respect to clauses (i), the effect: (A) of any change in the United States or foreign economies or securities or financial markets in general; (B) of any change that generally affects any industry in which the Aquilex Parties operate; (C) of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; (D) of any changes in applicable laws or accounting rules; (E) resulting from the filing of the Chapter 11 Cases, any reasonably anticipated effects thereof or from any action approved by the Bankruptcy Court; or (F) resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated hereby, but only, in the case of each of clauses (A), (B) and (C), if such effect or change does not have a materially disproportionate effect on the Company and its Subsidiaries, considered as one enterprise, relative to other participants in the industry in which the Company and its Subsidiaries operate.

“Material Contracts” has the meaning set forth in Section 2.16(a)(xi).

“Material Leases” has the meaning set forth in Section 2.20(b).

“MBRs” has the meaning set forth in Section 4.5.

“MNPI” has the meaning set forth in Section 5.3.

“Monthly Financial Statements” has the meaning given to such term in Section 4.5.

“Multiemployer Pension Plan” has the meaning given to such term in Section 2.15(h).

“New Common Units” means Class A Units of Effective Date Aquilex having the rights, preferences, privileges, obligations and other terms described in Exhibit C and as forth in the Amended LLC Agreement.

“New Participating Preferred Units” means Class B Units of Effective Date Aquilex having the rights, preferences, privileges, obligations and other terms described in Exhibit C and to be set forth in the Amended LLC Agreement.

“Non-Defaulting Backstop Party” has the meaning given to such term in Section 1.2(f).

“Noteholder Cash Option Amount” has the meaning given to such term in Section 1.2(b).

“Noteholder Cash Option Units” has the meaning given to such term in Section 1.2(b).

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made, or rendered by any court, administrative agency or other Governmental Body or arbitrator.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of formation, certificate of limited partnership or articles of organization, and including any certificates of designation for preferred stock or other forms of preferred equity) or which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability or members agreement).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Subsidiary.

“Parent” means Aquilex Holdco L.P., a Delaware limited partnership and the ultimate parent entity of the Company.

“Permitted Encumbrances” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the Backstop Parties; (ii) liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (iii) mechanics’, carriers’, workers’, warehousemens’, repairers’ and similar liens arising or incurred in the ordinary course of business; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body provided that such regulations have not been violated; (v) Encumbrances securing debt as disclosed in the Financial Statements; (vi) title of a lessor under a capital or operating lease; (vii) licenses and other grants of rights to intellectual property and technology; (viii) all liens set forth on Schedule 13(b); and (ix) such other imperfections in title, charges, easements, restrictions and encumbrances which would not be reasonably likely to result in a Material Adverse Effect.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or any department or agency thereof.

“Petition Date” means the date, if any, that the Chapter 11 Cases are commenced.

“Plan” has the meaning given to such term in the Recitals.

“Plan Additional Units” means an aggregate number of additional New Participating Preferred Units equal to the Fully Diluted Unit Number, multiplied by a fraction (i) the numerator of which is equal to the Plan Additional Units Purchase Price and (ii) the denominator of which is equal to the Equity Value.

“Plan Additional Units Purchase Price” has the meaning given to such term in Section 1.2(d).

“Plan Supplement” has the meaning given to such term in the Plan.

“Proceeding” means any action, complaint, charge, arbitration, audit, hearing, investigation, inquiry, litigation or suit (whether civil, criminal, administrative, investigative or informal), condemnation, expropriation or other proceeding in eminent domain, commenced, pending, brought, conducted or heard by or before, or otherwise involving, any Governmental Body, including any of the foregoing, whether voluntary or involuntary, under the Bankruptcy Code.

“Purchase Notice” has the meaning given to such term in Section 1.1(c).

“Real Property” has the meaning given to such term in Section 2.20(c).

“Registered IP Rights” has the meaning given to such term in Section 2.12(a).

“Related Fund” means, with respect to any Backstop Party, (i) any fund, account or investment vehicle that is controlled or managed by (A) such Backstop Party, (B) an Affiliate of such Backstop Party or (C) the same investment manager or advisor as such Backstop Party or an Affiliate of such investment manager or advisor or (ii) any Person formed and controlled by any of the foregoing, individually or collectively, for the purpose of consummating the Contemplated Transactions.

“Remaining Cash Flow Units” has the meaning given to such term in Section 1.4(c).

“Representatives” has the meaning set forth in Section 4.8.

“Required Backstop Interest” means, as of any date of determination, Backstop Parties as of such date (excluding any Defaulting Backstop Party) representing in the aggregate at least a majority of the Total Commitment Percentages for all Backstop Parties as of such date (excluding any Defaulting Backstop Party); provided, however, that the term “Required Backstop Interest” shall mean, as of any date of determination, Backstop Parties as of such date (excluding any Defaulting Backstop Party) representing in the aggregate at least 66 2/3% of the Total Commitment Percentages for all Backstop Parties as of such date (excluding any Defaulting Backstop Party) for purposes of any waiver, change in the effect of, consent, amendment or modification to each of the following: (i) the definitions of, the form and substance of, and any requirement to execute and/or deliver, each of the Amended LLC Agreement, the Definitive Documents (as it relates to the Amended LLC Agreement), the Plan, the Disclosure Statement, the Disclosure Statement Order, the Confirmation Order, the Agreement Motion and the Agreement Order; (ii) the definitions of Backstop Commitment Fee, Bridge Facility, Bridge Units, End Date, Equity Value, New Common Units, New Participating Preferred Units, Related Fund, Transaction Expenses and Units; (iii) any provision in this Agreement that prevents or restricts the disclosure of, or requires the redaction of, information relating to a Backstop Party; (iv) Section 12.1 of this Agreement; and (v) any covenants, rights of termination or conditions in this Agreement (including any exhibits or schedules hereto), the Term Sheet or the Plan, which would have the effect of any waiver, change in the effect of, consent, amendment or modification to any of the items referenced in the foregoing items (i)-(iv).

“Restructuring” has the meaning given to such term in the Recitals.

“Restructuring Support Agreement” means the Restructuring Support Agreement, dated as of the date of this Agreement (including all exhibits, term sheets and schedules annexed thereto and certificates and other instruments required to be delivered thereby), by and among the Aquilex Parties, Lenders parties thereto from time to time and the holders of the Senior Notes parties thereto from time to time, as amended, supplemented or otherwise modified from time to time.

“Rights” has the meaning given to such term in the Recitals.

“Rights Offering” has the meaning given to such term in the Recitals.

“Rights Expiration Date” has the meaning given to such term on the Rights Offering Procedures.

“Rights Offering Funding Deadline” has the meaning given to such term on the Rights Offering Procedures.

“Rights Offering Procedures” has the meaning given to such term in Section 1.1(a).

“Rights Offering Units” has the meaning given to such term in the Recitals.

“Satisfaction Notice” has the meaning given to such term in Section 1.1(c).

“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated pursuant thereto.

“Senior Notes” means the 11.125% senior unsecured notes due 2016, issued by the Company and Aquilex Finance Corp., pursuant to the Indenture.

“Solicitation” means the solicitation of votes for the Plan pursuant to Section 4(2) of the Securities Act, and sections 1125, 1126 and 1145 of the Bankruptcy Code.

“Specified Issuance Documentation” has the meaning set forth in Section 4.12(b).

“Specified Issuance Steps” has the meaning set forth in Section 4.12(a).

“Specified Issuances” means, collectively, (i) the Solicitation (including the offer of New Common Units pursuant to the Solicitation), (ii) the offer by the Company to exchange Senior Notes for New Common Units pursuant to the Exchange Offer, (iii) the distribution by the Company of the Rights to the Eligible Noteholders in connection with the Rights Offering, (iv) the offer for sale of New Participating Preferred Units pursuant to the exercise of the Rights in connection with the Rights Offering, (v) the issuance and distribution by Effective Date Aquilex of the New Common Units to (subject to the terms of the Restructuring Support Agreement and, if applicable, the Plan) the holders of Senior Notes or Allowed Noteholder Claims in connection with the Exchange Offer or, if applicable, the Plan, (vi) the issuance and sale by Effective Date Aquilex of Rights Offering Units to the holder of a Right upon exercise of such Right and (vii) the issuance and sale by Effective Date Aquilex of the Units to the Backstop Parties pursuant to this Agreement.

“Subsidiary” means, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries. Unless otherwise qualified, all references to a “Subsidiary” in this Agreement shall refer to the Subsidiary of the Company. Notwithstanding anything to the contrary in this Agreement, Aquilex Arabia Co., Ltd. shall not be deemed a Subsidiary of the Company for purposes of this Agreement.

“Subscription Agent” has the meaning given to such term in Section 4.4(a).

“Total Commitment Percentage” means, with respect to any Backstop Party, the percentage set forth opposite the name of such Backstop Party under the heading “Total Commitment Percentage” on Schedule 1(c) hereto, as such percentage may be modified from time to time in accordance with the terms hereof.

“Trade Secrets” has the meaning given to such term in the definition of “IP Rights.”

“Transaction Expenses” means the reasonable and documented fees (other than the Backstop Commitment Fee), costs, expenses, disbursements and charges of each of the Backstop Parties paid or payable to third parties incurred in connection with, or relating to the diligence, negotiation, preparation or implementation of this Agreement, the Rights Offering, the Exchange Offer or any of the Contemplated Transactions, and the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement (including the collection of any fees or expenses owing under this Agreement), which shall include but is not limited to, (i) the reasonable and documented fees, costs and expenses of the advisors (including, but not limited to, the reasonable and documented fees, costs and expenses of (x) Stroock & Stroock & Lavan LLP and its Delaware counsel, if any, (y) Kirkland & Ellis LLP, and (z) Houlihan Lokey Capital, Inc.), agents and Representatives for each of the Backstop Parties (including expenses with respect to the documentation and consummation of the Exit Facility) and (ii) filing fees (if any) required by the HSR Act or any foreign competition Laws and any expenses related thereto in accordance with Sections 4.7 and 5.2.

“Unaudited Financial Statements” has the meaning given to such term in Section 2.21.

“Units” means, collectively, the Backstop Units, the Noteholder Cash Option Units, the Consent Payment Units, the Plan Additional Units and the Cash Flow Shortfall Units.

“Unsubscribed Units” has the meaning given to such term in the Recitals.

“Voting Record Date” has the meaning given to such term in the Disclosure Statement.

“WARN Act” has the meaning given to such term in Section 2.23(h).

Any of the above-defined terms may, unless the context otherwise requires, be used in the singular or plural depending on the reference.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

AQUILEX ACQUISITION SUB III, LLC

By:	AQUILEX HOLDCO L.P., its sole member

	By:	AQUILEX HOLDCO GP, LLC, its general partner

		By:	ONTARIO TEACHERS’ PENSION PLAN BOARD, its sole member

				By:	/s/ Darren Smart
Name: Darren Smart
Title: Portfolio Manager

AQUILEX HOLDINGS LLC

By:	AQUILEX ACQUISITION SUB III, LLC

	By:	AQUILEX HOLDCO L.P., its sole member

		By:	AQUILEX HOLDCO GP, LLC, its general partner

			By:	ONTARIO TEACHERS’ PENSION PLAN BOARD, its sole member

				By:	/s/ Darren Smart
Name: Darren Smart
Title: Portfolio Manager

AQUILEX CORPORATION (on behalf of itself and its Subsidiaries that are Aquilex Parties)

By:	/s/ Jay W. Ferguson
Name: Jay W. Ferguson
Title: CFO and Treasurer

[Signature Page to Backstop Purchase Agreement]

BACKSTOP PARTIES:

CCP II DEBT ACQUISITION, L.P.

By:	/s/ Jeff Gelfand
Name: Jeff Gelfand
Title: Senior Managing Director

[Signature Page to Backstop Purchase Agreement]

LOCUST STREET FUNDING LLC

BY:	GSO / BLACKSTONE DEBT FUNDS MANAGEMENT LLC, as Sub-Adviser

By:	/s/ Daniel H. Smith
Name: Daniel H. Smith
Title: Authorized Signatory

[Signature Page to Backstop Purchase Agreement]

SPHERE CAPITAL, LLC – SERIES D

By:	/s/ Eva Kalawski
Name: Eva Kalawski
Title: Vice President & Secretary

[Signature Page to Backstop Purchase Agreement]

REDWOOD MASTER FUND, LTD.

By:	REDWOOD CAPITAL MANAGEMENT, LLC, its Investment Manager

By:	/s/ Jonathan Kolatch
Name: Jonathan Kolatch
Title: Managing Member

[Signature Page to Backstop Purchase Agreement]

Schedule 1(b)

Aquilex Parties

1. Aquilex Acquisition Sub III, LLC

2. Aquilex Holdings LLC

3. Aquilex Corporation

4. Aquilex Finance Corp.

5. Aquilex HydroChem, Inc.

6. Aquilex HydroChem Industrial Cleaning, Inc.

7. Aquilex Specialty Repair and Overhaul, Inc.

8. Aquilex WSI, Inc.

9. Aquilex Welding Services B.V.

10. Aquilex Welding Services Poland Sp. z.o.o.

11. Aquilex SMS, Inc.

Schedule 1

Schedule 1(c)

Backstop Parties

Name and Address of Backstop Party	Total Commitment Percentage	Backstop Investment Amount	Mailing Address and Fax Number
CCP II Debt Acquisition, L.P.

Centerbridge Partners, L.P,

375 Park Ave, 12 Fl.

New York, NY 10152

Attention: Kyle Cruz

with a copy to:

Centerbridge Partners, L.P,

375 Park Ave, 12 Fl.

New York, NY 10152

Attention: Susanne Clark, General Counsel

Sphere Capital, LLC – Series D			Platinum Equity 360 North Crescent Drive Beverly Hills, CA 90210 Attn: Eva Kalawski
Redwood Master Fund, Ltd			Redwood Capital Management, LLC 910 Sylvan Ave. Englewood Cliffs, NJ 07632 Attn: Jed Nussbaum
Locust Street Funding LLC			GSO / Blackstone Debt Funds Management LLC 280 Park Avenue, 11th Floor New York, NY 10017 Attn: Lee Shaiman or Doug Paolillo

Schedule 1(c)

Exhibit A

Restructuring Term Sheet

Please see attached.

Exhibit B

Rights Offering Procedures

Please see attached.

Exhibit C

Certain Terms of the Amended LLC Agreement, New Common Units and New Participating Preferred Units

Please see attached.

Exhibit D

Certain Terms and Conditions of the Exit Facility

Please see attached.

Exhibit E

Certain Terms and Conditions of the DIP Facility

Please see attached.